UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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Vanda Pharmaceuticals Inc.
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Vanda Pharmaceuticals Inc.
2200 Pennsylvania Avenue, Suite 300E
Washington, D.C. 20037
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 13, 2019
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Vanda Pharmaceuticals Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on June 13, 2019, at 9:00 a.m. local time at The Washington Marriott Georgetown, located at 1221 22nd Street NW, Washington, D.C. 20037, for the following purposes:

1.	To elect Michael F. Cola and H. Thomas Watkins to serve as Class I directors until the 2022 annual meeting of stockholders;

2.
To ratify the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2019;

3.	To approve on an advisory basis the named executive officer compensation; and

4.	To conduct any other business properly brought before the Annual Meeting or any adjournments or postponements thereof.
The record date for the Annual Meeting is April 17, 2019. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof. A complete list of such stockholders will be available for examination at our offices in Washington, D.C. during normal business hours for a period of ten days prior to the date of the Annual Meeting.
Your vote is important. Whether or not you plan to attend the Annual Meeting in person, please vote by telephone or over the internet, or by completing, signing, dating and returning your proxy card or voting instruction form so that your shares will be represented at the Annual Meeting. Instructions for voting are described in the Company’s Proxy Statement for the Annual Meeting, Notice of Internet Availability of Proxy Materials or proxy card.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2019:
The Company’s Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are available at www.proxyvote.com.

By Order of the Board of Directors,

Timothy Williams
Senior Vice President, General Counsel and Secretary
Washington, D.C.
April 25, 2019

i

2019 PROXY STATEMENT - SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement and does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

GENERAL INFORMATION

Meeting: 2019 Annual Meeting of Stockholders
Date: June 13, 2019
Time: 9:00 a.m., Eastern Daylight Time
Location: Washington Marriott Georgetown
1221 22nd Street NW, Washington, D.C. 20037
Record Date: April 17, 2019
Record Date Shares Outstanding: 52,963,676
Stock Symbol: VNDA
Exchange: Nasdaq Global Market
Transfer Agent: American Stock Transfer & Trust Company
Website: www.vandapharma.com
ANNUAL MEETING AGENDA
(Board Recommendations)

Election of two Class I Directors (“FOR”)
Ratification of selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the year ending December 31, 2019 (“FOR”)
Approval, on an advisory basis, of the compensation for our named executive officers (“FOR”)
Conduct other business properly brought before the Annual Meeting or any adjournments or postponements thereof
2018 BUSINESS HIGHLIGHTS

Total revenue of $193.1 million for the full year 2018; 17% growth over 2017.
HETLIOZ® net product sales of $115.8 million for the full year 2018; 29% growth over 2017.
Fanapt® net product sales of $77.3 million for the full year 2018; 3% growth over 2017.
Tradipitant - Gastroparesis. Positive results from a Phase II clinical study (2301) of tradipitant in gastroparesis.
Tradipitant - Atopic Dermatitis. Initiated EPIONE, a Phase III clinical study of tradipitant for chronic pruritus in atopic dermatitis.
HETLIOZ® - Jet Lag Disorder. FDA acceptance of the HETLIOZ® sNDA for the treatment of jet lag disorder. Positive results from both the JET and JET8 clinical studies.
HETLIOZ® - Smith-Magenis Syndrome. Positive clinical study results announced.
2018 year-end cash, cash equivalents and marketable securities of $257.4 million, as compared to $143.4 million at the end of 2017.
EXECUTIVE COMPENSATION HIGHLIGHTS

Say on Pay Vote: We hold an annual say on pay vote. Approximately 62% of votes cast at the 2018 Annual Meeting of Stockholders approved, on an advisory basis, the compensation of our named executive officers

CORPORATE GOVERNANCE HIGHLIGHTS

Independent Compensation Committee. Our Compensation Committee, comprised solely of independent directors, approves all compensation for our named executive officers.
Annual Say on Pay Vote. We hold annual say on pay advisory votes regarding our executive compensation.
Stockholder Engagement. We are committed to open and regular communication with our stockholders and take the opportunity to engage with them to understand their perspectives on a wide range of topics related to our business. After issuing our proxy statement in 2018 we engaged with 17 holders of approximately 65% of our outstanding shares at the time (none of whom were our employees or directors) to specifically discuss our compensation philosophy and program and to listen to their feedback.
Response to Stockholder Feedback. Based on the results of the 2017 and 2018 say on pay advisory votes and the recommendations of the proxy advisory firms, Institutional Shareholder Services (“ISS”) and Glass Lewis, our Compensation Committee took a number of actions, including most recently completing the migration in February 2019 of our executive team’s base salaries, total cash compensation and total equity compensation targets to the 50th percentile of similarly situated named executive officers at our peer group companies.
Pay for Performance. We pay annual bonuses based on the achievement of Company goals, individual performance and contribution in achieving those goals. We do not have guaranteed annual bonus payouts.
Formulaic Cash Incentive Award Program. A substantial majority of the value of our annual bonuses are tied to the achievement of pre-specified objective criteria, such as revenue targets, clinical study metrics and regulatory filing timelines.
Executive Officer Clawback Policy. In 2016, we instituted a clawback policy on equity-based compensation for our named executive officers.
No “Single-Trigger” Change of Control Benefits. We offer named executive officers a change of control severance package triggered upon a change of control followed by termination of the executive without cause or resignation for good reason, as discussed in “Employment Agreements” below.
No Enhanced Executive Benefit Programs. We do not provide our management with pensions or any other enhanced benefit programs beyond those that are typically available to all other employees.
In 2019, our Board of Directors adopted a comprehensive anti-hedging / anti-pledging policy that applies to all our employees and Directors.
No Option Repricing. We are not permitted to reprice stock options without stockholder approval.
No Evergreen Provisions. Our equity compensation plan does not contain any “evergreen” provisions to increase shares available for issuance as equity awards.
Annual Risk Assessment. We conduct an annual company-wide compensation program risk assessment.

Vanda Pharmaceuticals Inc.
2200 Pennsylvania Avenue, Suite 300E
Washington, D.C. 20037
PROXY STATEMENT
FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS
June 13, 2019
This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Vanda Pharmaceuticals Inc. (sometimes referred to as “we,” the “Company” or “Vanda”), which will be held on June 13, 2019, at 9:00 a.m. local time at The Washington Marriott Georgetown, located at 1221 22nd Street NW, Washington, D.C. 20037.
We are making this Proxy Statement and our annual report on Form 10-K for the year ended December 31, 2018 (the “Annual Report”) available to stockholders at www.proxyvote.com. On or about April 25, 2019, we will begin mailing to certain of our stockholders a notice (the “Notice”) containing instructions on how to access and review this Proxy Statement and the Annual Report at that website. The Notice also instructs you how you may submit your proxy over the internet or via telephone. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice.
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Why am I receiving this Proxy Statement and proxy card?
You have received these proxy materials because you owned shares of Vanda common stock as of April 17, 2019, the record date for the Annual Meeting (the “Record Date”), and our Board of Directors (the “Board”) is soliciting your proxy to vote at the Annual Meeting. This Proxy Statement describes matters on which we would like you to vote at the Annual Meeting so that you can make an informed decision.
Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are permitted to furnish our proxy materials over the internet to our stockholders by delivering the Notice in the mail. As a result, only stockholders who specifically request a printed copy of the Proxy Statement will receive one. Instead, the Notice instructs stockholders on how to access and review the Proxy Statement and the Annual Report over the internet at www.proxyvote.com. The Notice also instructs stockholders on how they may submit their proxy over the internet. If a stockholder who received a Notice would like to receive a printed copy of our proxy materials, such stockholder should follow the instructions for requesting these materials contained in the Notice.
How may I vote at the Annual Meeting?
You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy via telephone or on the internet. If you received a printed set of materials, you may also vote by mail by signing, dating and returning the proxy card.
When you vote, regardless of the method used, you appoint Messrs. Mihael H. Polymeropoulos, M.D. and Timothy Williams as your representatives (or proxyholders) at the Annual Meeting. They will vote your shares at the Annual Meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with their best judgment. This way, your shares will be voted whether or not you attend the Annual Meeting.
Who is entitled to vote at the Annual Meeting?
Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, there were 52,963,676 shares of the Company’s common stock outstanding. All of these outstanding shares are entitled to vote at the Annual Meeting (one vote per share of common stock) in connection with the matters set forth in this Proxy Statement.

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the place of the Annual Meeting on June 13, 2019 and will be accessible for ten days prior to the date of the Annual Meeting at our principal place of business, 2200 Pennsylvania Avenue, Suite 300E, Washington, D.C. 20037, between the hours of 9:00 a.m. and 5:00 p.m. local time.
How do I vote?
If on the Record Date your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. Stockholders of record may vote by using the internet, by telephone or (if you received a proxy card by mail) by mail as described below. Stockholders also may attend the meeting and vote in person. If you hold shares in “street name” (i.e., through a bank, broker or other nominee), please refer to your proxy card, Notice or other information forwarded by your bank, broker or other nominee to see which voting options are available to you.

•
You may vote by using the internet. The address of the website for internet voting is www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 12, 2019. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

•
You may vote by telephone. The toll-free telephone number is noted on the Notice and your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 12, 2019. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.
The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit a subsequent proxy by using the internet, by telephone or by mail with a later date;

•	You may deliver a written notice that you are revoking your proxy to the Secretary of the Company at 2200 Pennsylvania Avenue, Suite 300E, Washington, D.C. 20037; or

•	You may attend the Annual Meeting and vote your shares in person. Simply attending the Annual Meeting without affirmatively voting will not, by itself, revoke your proxy.
If you are a beneficial owner of your shares, you must contact the bank, broker or other nominee holding your shares in street name and follow their instructions for changing your vote.
How many votes do you need to hold the Annual Meeting?
A quorum of stockholders is necessary to conduct business at the Annual Meeting. Pursuant to our Fourth Amended and Restated Bylaws (the “Bylaws”), a quorum will be present if a majority of the voting power of outstanding shares of the Company entitled to vote generally in the election of directors is represented in person or by proxy at the Annual Meeting. On the Record Date, there were 52,963,676 shares of common stock outstanding and entitled to vote. Thus, 26,481,839 shares must be represented by stockholders present at the Annual Meeting or represented by proxy to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend the Annual Meeting and vote in person. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present for the transaction of business. If a quorum is not present, the holders of a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another date.

What proposals will be voted on at the Annual Meeting?

Proposal	Board Recommendation	Vote Required	Broker Discretionary Voting Allowed
Proposal 1: Elect Michael F. Cola and H. Thomas Watkins to serve as Class I directors until the 2022 annual meeting of stockholders.	FOR	Majority Votes Cast	No
Proposal 2: Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the year ending December 31, 2019.	FOR	Majority Votes Cast	Yes
Proposal 3: Approve on an advisory basis the named executive officer compensation.	FOR	Majority Votes Cast	No
Majority Votes Cast means that a proposal that receives an affirmative majority of the votes cast will be approved. Abstentions and broker non-votes will not be counted “FOR” or “AGAINST” the proposal and will have no effect on the proposal. Broker Discretionary Voting occurs when a broker does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal on which it is permitted to vote.
Could other matters be decided at the Annual Meeting?
Vanda does not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the Annual Meeting, the persons named on the proxy card will have discretionary authority to vote the shares represented by proxies in accordance with their best judgment. If you hold shares in street name as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such other business.
What happens if a director nominee is unable to stand for election?
If a nominee is unable to stand for election, our Board may either:

•	reduce the number of directors that serve on the board or

•	designate a substitute nominee.
If our Board designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election will be voted for the substitute nominee.
What happens if I submit my proxy but do not provide voting instructions?
If you submit a proxy via telephone, the internet or return a signed and dated proxy card without indicating instructions with respect to specific proposals, your shares will be voted as follows:

•	Proposal 1: “FOR” the election of Michael F. Cola and H. Thomas Watkins to serve as Class I directors until the 2022 annual meeting of stockholders.

•	Proposal 2: “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019; and

•	Proposal 3: “FOR” the approval, in an advisory manner, of the compensation of our named executive officers as set forth in this Proxy Statement.
If any other matter is properly presented at the Annual Meeting, the proxyholders for shares voted on the proxy card (i.e. one of the individuals named as proxies on your proxy card) will vote your shares using their best judgment.
What do I need to show to attend the Annual Meeting in person?
You will need proof of your share ownership (such as a recent brokerage statement or letter from your broker showing that you owned shares of our common stock as of the Record Date) and a form of photo identification. If you do not have proof of ownership and valid photo identification, you may not be admitted to the Annual Meeting. All bags, briefcases and packages will be held at registration and will not be allowed in the meeting. We will not permit the use of cameras (including cell phones and other devices with photographic capabilities) or other recording devices in the meeting room.

Who is paying for this proxy solicitation?
The accompanying proxy is being solicited by the Board. In addition to this solicitation, directors and employees of the Company may solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. In addition, the Company may also retain one or more third parties to aid in the solicitation of brokers, banks and institutional and other stockholders. We will pay for the entire cost of soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What happens if the Annual Meeting is postponed or adjourned?
Unless the polls have closed or you have revoked your proxy, your proxy will still be in effect and may be voted once the Annual Meeting is reconvened. However, you will still be able to change or revoke your proxy with respect to any proposal until the polls have closed for voting on such proposal.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results are expected to be announced at the Annual Meeting. Final voting results will be reported on a Current Report on Form 8-K filed with the SEC no later than the fourth business day after the Annual Meeting.
How can I find Vanda’s proxy materials and annual report on the internet?
This Proxy Statement and the Annual Report are available at our corporate website at www.vandapharma.com. You also can obtain copies without charge at the SEC’s website at www.sec.gov. Additionally, in accordance with SEC rules, you may access these materials at www.proxyvote.com, which does not have “cookies” that identify visitors to the site.
How do I obtain a separate set of Vanda’s proxy materials if I share an address with other stockholders?
In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address receive only one copy of the Notice. This practice, called “householding,” is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources. If you would like to have a separate copy of the Notice, the Annual Report or this Proxy Statement mailed to you or receive separate copies of future mailings, please submit your request to the address or phone number that appears on your Notice or proxy card. We will deliver such additional copies promptly upon receipt of such request.
In other cases, stockholders receiving multiple copies of proxy materials at the same address may wish to receive only one copy. If you would like to receive only one copy, please submit your request to the address or phone number that appears on your Notice or proxy card.
Can I receive future proxy materials and annual reports electronically?
Yes. This Proxy Statement and the Annual Report are available on our investor relations website located at www.vandapharma.com. Instead of receiving paper copies in the mail, stockholders can elect to receive an email that provides a link to our future annual reports and proxy materials on the internet. Opting to receive your proxy materials electronically will save us the cost of producing and mailing documents to your home or business, will reduce the environmental impact of our annual meetings and will give you an automatic link to the proxy voting site.
May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?
Yes. The following requirements apply to stockholder proposals, including director nominations, for the 2020 annual meeting of stockholders:
Requirements for Stockholder Proposals to be Considered for Inclusion in Vanda’s Proxy Materials
Stockholders interested in submitting a proposal (other than the nomination of directors) for inclusion in the proxy materials to be distributed by us for the 2020 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion in Vanda’s proxy materials, stockholder proposals must be received at our principal executive offices no later than the close of business on December 27, 2019 which is the 120th day prior to the first anniversary of the date that we released this Proxy Statement to our stockholders for the Annual Meeting. To be included in our proxy materials, your proposal also must comply with the Bylaws and Rule 14a-8 promulgated under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2020 annual meeting of stockholders by more than 30 days from the anniversary of this year’s

Annual Meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2020 annual meeting of stockholders. Proposals should be sent to Vanda Pharmaceuticals Inc., 2200 Pennsylvania Avenue, Suite 300E, Washington, D.C. 20037, Attn: Secretary.
Requirements for Stockholder Nomination of Director Candidates and Stockholder Proposals Not Intended for Inclusion in Vanda’s Proxy Materials
Stockholders who wish to nominate persons for election to the Board at our 2020 annual meeting of stockholders or who wish to present a proposal at our 2020 annual meeting of stockholders, but who do not intend for such proposal to be included in the Company’s proxy materials for such meeting, must deliver written notice of the nomination or proposal to the Company’s Secretary at our principal executive offices no earlier than February 10, 2020, which is the 75th day prior to the first anniversary of the date we released this Proxy Statement to our stockholders for the Annual Meeting, and no later than March 11, 2020, which is the 45th day prior to the first anniversary of the date we released this Proxy Statement to our stockholders for the Annual Meeting. However, if we change the date of our 2020 annual meeting of stockholders by more than 30 days from the anniversary of this year’s Annual Meeting, such nominations and proposals must be received no later than the close of business on the later of (a) the 90th day prior to our 2020 annual meeting of stockholders and (b) the 10th day following the day we first publicly announce the date of our 2020 annual meeting of stockholders. The stockholder’s written notice must include certain information concerning the stockholder and each nominee and proposal, as specified in the Bylaws. If the stockholder does not also satisfy the requirements of Rule 14a-4 promulgated under the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the 2020 annual meeting of stockholders. Such nominations or proposals should be sent to Vanda Pharmaceuticals Inc., 2200 Pennsylvania Avenue, Suite 300E, Washington, D.C. 20037, Attn: Secretary.
Copy of Bylaws
You may request a copy of the Bylaws at no charge by writing to Vanda’s Secretary at 2200 Pennsylvania Avenue, Suite 300E, Washington, D.C. 20037. A current copy of the Bylaws also is available at our corporate website at www.vandapharma.com. To access the Bylaws from the main page of our website, click on “Investor Relations” at the top of the page, then click on “Corporate Governance” and then click on “Amended and Restated Bylaws.”
Whom should I call if I have any questions?
If you have any questions, would like additional Vanda proxy materials or proxy cards, or need assistance in voting your shares, please contact Investor Relations, Vanda Pharmaceuticals Inc., 2200 Pennsylvania Avenue, Suite 300E, Washington, D.C. 20037 or by telephone at (202) 734-3400.
Important Notice Regarding the Availability of Proxy Materials
for the Meeting to be Held on Thursday, June 13, 2019:
This Proxy Statement and the Annual Report are available on-line at www.proxyvote.com.

PROPOSAL 1
ELECTION OF DIRECTORS
Under the Bylaws, our Board is divided into three classes of roughly equal size. The members of each class are elected to serve a three-year term with the term of office of each of the three classes ending in successive years. Pursuant to the Bylaws, the Board has fixed the current number of directors at six, but intends to decrease the number of directors to five following the resignation of Vincent J. Milano at the Annual Meeting. On April 23, 2019, Mr. Milano informed the Board he would resign from the Board effective at the Annual Meeting. Michael F. Cola and H. Thomas Watkins are the two Class I directors whose terms expire at the Annual Meeting. Michael F. Cola and H. Thomas Watkins have been nominated for election by our Board to serve until the 2022 annual meeting of stockholders or until their successors are elected (or until their earlier death, resignation or removal). It is our policy to encourage nominees for director to attend the Annual Meeting.
Directors are elected by a majority of the votes cast at the Annual Meeting. Pursuant to the Bylaws, a majority of votes cast means that the number of votes cast “FOR” a director’s election exceeds 50% of the votes cast with respect to that director’s election. For this purpose, votes cast shall exclude abstentions and broker non-votes. Because the election of directors is not a matter on which a bank, broker or other nominee is generally empowered to vote, broker non-votes are expected to exist in connection with this matter.
Shares represented by signed proxy cards will be voted on Proposal 1 “FOR” the election of Michael F. Cola and H. Thomas Watkins to the Board at the Annual Meeting, unless otherwise marked on the card. If any Vanda director nominee becomes unavailable for election as a result of an unexpected occurrence, shares represented by proxy will be voted for the election of a substitute nominee designated by our current Board, unless otherwise marked on the card. Michael F. Cola and H. Thomas Watkins, Vanda’s director nominees, have each agreed to serve as a director if elected. We have no reason to believe that Michael F. Cola and H. Thomas Watkins will be unable to serve if elected.
Pursuant to our Amended and Restated Corporate Governance Guidelines, Michael F. Cola and H. Thomas Watkins have each tendered an irrevocable, conditional resignation that will be effective only upon both (i) the failure to receive the required vote at the Annual Meeting for reelection and (ii) our Board’s acceptance of such resignation. If either Michael F. Cola or H. Thomas Watkins fails to receive the required vote for reelection, the Nominating/Corporate Governance Committee of our Board will act on an expedited basis to determine whether to accept such director’s resignation, and it will submit its recommendation for prompt consideration by our Board. The Nominating/Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.
Nominees for Election as Class I Directors at the Annual Meeting
This year’s nominees for election to the Board as our Class I directors to serve for a term of three years expiring at the 2022 annual meeting of stockholders, or until their successors have been duly elected and qualified or until their earlier death, resignation or removal, are provided below. The age of the directors as of the Record Date is set forth below.

Name	Age	Positions and Offices Held with Company	Director Since
Michael F. Cola	59	Director	2012
H. Thomas Watkins	66	Director, Chairman of the Board	2006
The following is additional information about the nominees as of the date of this Proxy Statement, including their business experience, public company director positions held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating/Corporate Governance Committee and the Board to determine that the nominees should serve as two of our directors.
Michael F. Cola has served on the Board since 2012. Mr. Cola has served as Chief Executive Officer and President of Aevi Genomic Medicine, Inc. since September 2013. Mr. Cola served as President of Shire plc’s Specialty Pharmaceuticals business from 2007 until April 2012. Mr. Cola joined Shire in July 2005 as Executive Vice President for Global Therapeutic Business Units and Portfolio Management prior to being named President of the Specialty Pharmaceuticals business. Prior to joining Shire, Mr. Cola spent more than five years at Safeguard Scientifics, where he served as President of the Life Sciences Group. As part of his role with Safeguard Scientifics, Mr. Cola served as Chairman and CEO of Clarient, a cancer diagnostics company, and Chairman of Laureate Pharma, a full service contract manufacturing organization serving research based biologics companies. Prior to joining Safeguard Scientifics, Mr. Cola held progressively senior positions in product development and commercialization at AstraMerck, and later with AstraZeneca. Mr. Cola currently serves on the board of directors of Aevi Genomic Medicine, Inc. Mr. Cola received his Bachelor of Arts degree in biology and physics from Ursinus College and his Master of Science degree in biomedical science from Drexel University. We believe that Mr. Cola’s qualifications to sit on the Board include his executive experience in the pharmaceutical industry, his experience with product development and commercialization and his experience on other public company boards.
Other public directorships held by Mr. Cola within the past five years: Aevi Genomic Medicine, Inc. and Sage Therapeutics, Inc.
H. Thomas Watkins has served as Chairman of the Board since March 2014 and has been a member of the Board since 2006. Mr. Watkins served as the President and Chief Executive Officer of Human Genome Sciences, Inc. and as a member of its board of directors from 2004 until August 2012, when Human Genome Sciences, Inc. was acquired by GlaxoSmithKline. Prior to his tenure at Human Genome Sciences, Inc., Mr. Watkins served as President of TAP Pharmaceutical Products, Inc. Mr. Watkins previously held a series of executive positions over the course of nearly twenty years with Abbott Laboratories. Mr. Watkins also serves on the board of directors of Horizon Pharma plc, the Biotechnology Innovation Organization (“BIO”), and served as Chair of the BIO board of directors from June 2011 until April 2013. He holds a B.B.A. from the College of William and Mary and an M.B.A. from the University of Chicago Graduate School of Business. We believe that Mr. Watkins’ qualifications to sit on the Board include his executive experience in the pharmaceutical industry, his experience with late-stage product development, his knowledge of in-licensing and other partnering strategies, his business degree and his experience on other public company boards.
Other public directorships held by Mr. Watkins within the past five years: Horizon Pharma plc.
YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE THE PROXY
CARD “FOR” THE ELECTION OF MICHAEL F. COLA AND H. THOMAS WATKINS
Continuing Directors Not Standing for Election
Certain information about those directors whose terms do not expire at the Annual Meeting is furnished below, including their business experience, public company director positions held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating/Corporate Governance Committee and the Board to determine that the directors should serve as one of our directors. The age of each director as of the Record Date is set forth below.

Name	Age	Positions and Offices Held with Company	Director Since
Phaedra S. Chrousos	39	Director	2019
Richard W. Dugan	77	Director	2005
Vincent J. Milano (1)	55	Director	2010
Mihael H. Polymeropoulos, M.D.	59	Director, President, and Chief Executive Officer	2003

(1)	On April 23, 2019, Mr. Milano informed the Board he would resign from the Board effective at the Annual Meeting.
Class II Directors (Terms Expire in 2020)
Richard W. Dugan has served on the Board since 2005. Mr. Dugan served as a Partner with Ernst & Young, LLP from 1976 to September 2002, where he served in a variety of managing and senior partner positions, including Mid-Atlantic Area Senior Partner from 2001 to 2002, Mid-Atlantic Area Managing Partner from 1989 to 2001 and Pittsburgh Office Managing Partner from 1979 to 1989. Mr. Dugan retired from Ernst & Young, LLP in September 2002. Mr. Dugan previously served as a director of two publicly traded pharmaceutical companies, Middlebrook Pharmaceuticals, Inc. and Critical Therapeutics, Inc., and a privately owned pharmaceutical company, Xanthus Pharmaceuticals. Mr. Dugan holds a B.S.B.A. from Pennsylvania State University. We believe that Mr. Dugan’s qualifications to sit on the Board include his more than 25 years as a Partner with Ernst & Young, LLP, his long history with the Company, his status as a financial expert under The Sarbanes-Oxley Act of 2002 and his experience on other public company boards.
Other public directorships held by Mr. Dugan within the past five years: None.
Vincent J. Milano has served on the Board since 2010. On April 23, 2019, Mr. Milano informed the Board he would resign from the Board effective at the Annual Meeting. Mr. Milano has served as Chief Executive Officer of Idera Pharmaceuticals, Inc. (“Idera”) since December 2014. Prior to his tenure at Idera, Mr. Milano served as President and Chief Executive Officer of

ViroPharma Incorporated (“ViroPharma”) from March 2008 until January 2014, when ViroPharma was acquired by Shire Pharmaceuticals. Mr. Milano served as Chief Operating Officer from January 2006 to March 2008, and as Vice President, Chief Financial Officer of ViroPharma from November 1997 to March 2008. Mr. Milano also previously served as Vice President, Finance & Administration, Treasurer, and as Executive Director, Finance & Administration of ViroPharma. Prior to joining ViroPharma, Mr. Milano was with KPMG LLP, independent certified public accountants, where he was a Senior Manager from 1991 to 1996. Mr. Milano also serves on the boards of Idera Pharmaceuticals and Spark Therapeutics, both publicly traded companies, and VenatoRx, a privately held company. Mr. Milano received his Bachelor of Science degree in Accounting from Rider College. We believe that Mr. Milano’s qualifications to sit on the Board include his executive experience in the pharmaceutical industry, his knowledge of finance and accounting, and his experience on other public company boards.
Other public directorships held by Mr. Milano within the past five years: Idera Pharmaceuticals, Inc., ViroPharma Incorporated (acquired by Shire Pharmaceuticals), Spark Therapeutics, Inc. and VenatoRX Pharmaceuticals, Inc.
Class III Directors (Terms Expire in 2021)
Phaedra S. Chrousos has served on the Board since April 2019. Ms. Chrousos has served since November 2018 as the Chief Strategy Officer of The Libra Group, where she is leads a wide range of strategic initiatives spanning technology transformation to operational development. Headquartered in New York and London, The Libra Group is a diverse, international business group that is active in 35 countries and focused on six business areas: aviation, energy, hospitality, real estate, shipping, and diversified investments. Immediately prior to being appointed Chief Strategy Officer, Ms. Chrousos served as the group’s Chief Innovation Officer from October 2016 to October 2018. Previously, Ms. Chrousos served as a political appointee for the Obama Administration from June 2014 to July 2016 in various roles, including as an Associate Administrator for the General Services Administration. In this capacity, Ms. Chrousos led the Office of Citizen Services and 18F, a digital services team that implemented online service delivery projects and open data initiatives at more than a dozen agencies, including NIH, HHS and the VA. Prior to her departure from the Administration, Ms. Chrousos helped found the Technology Transformation Service, which serves as a foundation for the government’s ongoing digital transformation; she served as its Founding Commissioner. Prior to entering public service, Ms. Chrousos co-founded and led two companies, including HealthLeap, a health tech company that reimagined the way doctors and patients communicate. HealthLeap was acquired by Vitals.com 10 months after its launch. Ms. Chrousos served as HealthLeap’s President from September 2009 to December 2010 and Vitals.com’s Vice President responsible for HealthLeap from December 2010 to November 2011. She also has several years of consulting experience with The Boston Consulting Group and The World Bank. Ms. Chrousos sits on several non-profit boards, including that of a maternal mental health foundation, and was twice named one of the Federal Government’s ‘50 Women in Technology’ by FedScoop and one of Greece’s ‘40 under 40’ by Fortune Magazine. Ms. Chrousos holds a B.A. from Georgetown University, an M.S.C. from The London School of Economics and Political Science, and an M.B.A. from Columbia Business School. We believe that Ms. Chrousos’ qualifications to sit on the Board include her consumer healthcare experience and entrepreneurship, extensive executive experience in a variety of industries and her leadership experience within the federal government.
Other public directorships held by Ms. Chrousos within the past five years: None.
Mihael H. Polymeropoulos, M.D. co-founded Vanda and has served as President, Chief Executive Officer and a Director since May 2003. Prior to joining Vanda, Dr. Polymeropoulos was Vice President and Head of the Pharmacogenetics Department at Novartis AG from 1998 to 2003. Prior to his tenure at Novartis, he served as Chief of the Gene Mapping Section, Laboratory of Genetic Disease Research, National Human Genome Research Institute, from 1992 to 1998. Dr. Polymeropoulos is the co-founder of the Integrated Molecular Analysis of Genome Expression Consortium. Dr. Polymeropoulos holds a degree in Medicine from the University of Patras. We believe that Dr. Polymeropoulos’ qualifications to sit on the Board include his executive experience at Novartis, his expertise in the fields of psychiatry and pharmacogenetics, his extensive knowledge of central nervous system disorders and his long history with the Company.
Other public directorships held by Dr. Polymeropoulos within the past five years: None.

CORPORATE GOVERNANCE
Independence of the Board
As required under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Consistent with these regulations, after review of all relevant transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent registered public accounting firm, the Board has determined that all of our directors are independent directors within the meaning of applicable Nasdaq listing standards, except for Dr. Mihael H. Polymeropoulos, our Chief Executive Officer.
Information Regarding the Board and its Committees
As required under Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which none of our officers or other employees are present. Mr. Watkins, Chairman of the Board, presides over these executive sessions.
The Board has an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. The following table provides membership and meeting information for each of the Board committees during 2018:

Committee	Chairman	Members	Number of Committee Meetings in 2018
Audit Committee	Richard W. Dugan	Michael F. Cola Vincent J. Milano (1)	7
Compensation Committee	Vincent J. Milano (1)	H. Thomas Watkins Michael F. Cola	7
Nominating/Corporate Governance Committee	H. Thomas Watkins	Richard W. Dugan	4

(1)
On April 23, 2019, Mr. Milano informed the Board he would resign from the Board effective at the Annual Meeting. The Board will appoint one of the other current directors to succeed Mr. Milano as a member of the Audit Committee and as Chairman of the Compensation Committee, each effective upon his resignation on June 13, 2019.

Below is a description of each committee of the Board. The Board has determined that each member of the Audit, Compensation and Nominating/Corporate Governance Committees meets applicable rules and regulations regarding “independence” and that each such member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee of the Board oversees the quality and integrity of the Company’s financial statements and other financial information provided to the Company’s stockholders, the retention and performance of the Company’s independent accountants, the effectiveness of the Company’s internal controls and disclosure controls, and the Company’s compliance with ethics policies and SEC and related regulatory requirements. For these purposes, the Audit Committee, among other duties and powers, (1) approves audit fees for, and selects and reviews the performance of, the Company’s independent accountants, (2) reviews reports prepared by management, and attested by the Company’s independent accountants with respect to the financial statements contained therein, assessing the adequacy and effectiveness of the Company’s internal controls and procedures, prior to the inclusion of such reports in the Company’s periodic filings as required under the rules of the SEC, (3) reviews the Company’s annual and quarterly reports, and associated consolidated financial statements, with management and the independent accountants prior to the first public release of the Company’s financial results for such year or quarter, (4) reviews with external counsel any legal matters that could have a significant impact on the Company’s financial statements, and (5) establishes and maintains procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters. Our Audit Committee charter can be found in the Corporate Governance section of our corporate website at www.vandapharma.com. Three directors comprised the Audit Committee as of December 31, 2018: Mr. Dugan (the Chairman of the Audit Committee), Mr. Cola and Mr. Milano. The Audit Committee met seven times during 2018. The Board will appoint one of the other current directors to succeed Mr. Milano as a member of the Audit Committee effective upon his resignation on June 13, 2019.

The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in applicable Nasdaq listing standards and Rule 10A-3 promulgated under the Exchange Act).
Compensation Committee
The Compensation Committee of the Board reviews and approves the design of, assesses the effectiveness of, and administers our executive compensation programs, including equity incentive plans. For these purposes, the Compensation Committee, among other duties and powers, (1) reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other Company executives, (2) reviews and approves the terms of offer letters, employment agreements, severance agreements, change in control agreements, and other material agreements between the Company and its executive officers, (3) approves any material changes to the Company’s 401(k) plan, (4) reviews and approves the Compensation Discussion and Analysis included in this Proxy Statement, and (5) conducts reviews of executive officer succession planning. In accordance with Nasdaq listing standards and our amended and restated compensation committee charter, our Board has granted our Compensation Committee the authority and responsibility to retain and obtain the advice of compensation consultants, legal counsel and other compensation advisers, the authority to fund such advisers, and the responsibility to consider the independence factors specified under applicable law and any additional factors the compensation committee deems relevant. Our Compensation Committee charter can be found in the Corporate Governance section of our website at www.vandapharma.com.
Three directors comprised the Compensation Committee of the Board as of December 31, 2018: Mr. Milano (the Chairman of the Compensation Committee), Mr. Watkins and Mr. Cola. The Compensation Committee met seven times during 2018. The Board will appoint one of the other current directors to succeed Mr. Milano as the Chairman of the Compensation Committee effective upon his resignation on June 13, 2019.
The Board has determined that all members of the Compensation Committee are independent (as independence is currently defined in the Nasdaq listing standards). In addition, each of our directors serving on our Compensation Committee satisfies the heightened independence standards for members of a compensation committee under Nasdaq listing standards, each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
Dr. Polymeropoulos, our Chief Executive Officer, Mr. Kelly, our Chief Financial Officer, and Mr. Williams, our General Counsel and Secretary often participate in the Compensation Committee’s meetings. None of them participates in the determination of their own respective compensation or the compensation of non-employee directors. However, Dr. Polymeropoulos does make recommendations to the Compensation Committee regarding the amount and form of the compensation of the other executive officers and key employees, and he often participates in the Compensation Committee’s deliberations about their compensation. No other executive officers participate in the determination of the amount or form of the compensation for our executive officers or directors.
The Compensation Committee has retained Willis Towers Watson, a national compensation consulting firm, since November 2006. In December 2018 Willis Towers Watson presented a new executive compensation assessment to the Compensation Committee. Willis Towers Watson provided the Compensation Committee with data about the compensation paid by our peer group of companies and other employers who compete with the Company for executives, updated the Compensation Committee on new developments regarding proxy advisory firms’ evaluation processes, market trends and advised the Compensation Committee regarding matters related to its equity compensation program. Willis Towers Watson serves at the pleasure of the Compensation Committee rather than the Company, and the consultant’s fees are approved by the Compensation Committee. In 2018, our Compensation Committee evaluated and considered the independence of Willis Towers Watson pursuant to applicable SEC rules and Nasdaq listing standards and concluded that the work of Willis Towers Watson has not raised any conflict of interest.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee is or has ever been an officer or employee of the Company. No executive officer of the Company serves as a member of the Board or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.
Nominating/Corporate Governance Committee
Our Nominating/Corporate Governance Committee identifies, evaluates and recommends nominees to our Board and committees of our Board, conducts searches for appropriate directors and evaluates the performance of our Board and of individual directors. Our Nominating/Corporate Governance Committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and reporting and making recommendations to the Board concerning corporate governance matters. Our Nominating/Corporate Governance Committee charter can be found in the Corporate Governance section of our corporate website at www.vandapharma.com. Two directors comprised the Nominating/Corporate Governance Committee as of December 31, 2018: Mr. Watkins (the Chairman of the Nominating/Corporate Governance Committee) and Mr. Dugan. The Nominating/Corporate Governance Committee met four times during 2018.
The Nominating/Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having a general understanding of the Company’s industry. The Nominating/Corporate Governance Committee also considers other factors it deems appropriate, including, but not limited to:

•	the candidate’s relevant expertise and experience upon which to offer advice and guidance to management;

•	the candidate having sufficient time to devote to the affairs of the Company;

•	the candidate having a proven track record in his or her field;

•	the candidate’s ability to exercise sound business judgment;

•	the candidate’s commitment to vigorously represent the long-term interests of our stockholders;

•	whether or not a conflict of interest exists between the candidate and our business;

•	whether the candidate would be considered independent under applicable Nasdaq and SEC standards;

•	the current composition of the Board; and

•	the operating requirements of the Company.
In conducting this assessment, the committee considers gender, diversity, age, skills and such other factors as it deems appropriate given the then-current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. While diversity and variety of experiences and viewpoints represented on the Board should always be considered, the Nominating/Corporate Governance Committee believes that a director nominee should neither be chosen nor excluded solely or largely because of race, color, gender, national origin or sexual orientation or identity. However, given the recent guidance from various stockholder advisory firms, the Company initiated a new search to identify additional qualified female candidates for the Nominating/Corporate Governance Committee to consider recommending to the Board for appointment as a director prior to its 2020 annual meeting of stockholders.
In the case of incumbent directors whose terms of office are set to expire, the Nominating/Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence.
When there is a vacancy on the Board, the Nominating/Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems it appropriate, a professional search firm. The Nominating/Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating/Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
Pursuant to our Amended and Restated Corporate Governance Guidelines, which can be found in the Corporate Governance section of our corporate website at www.vandapharma.com, the Board shall nominate for election or reelection as director only candidates who have tendered, in advance of such nomination, an irrevocable, conditional resignation that will be effective only upon both (i) the failure to receive the required vote at the next stockholders’ meeting at which such person faces reelection and (ii) the Board’s acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with the Amended and Restated Corporate Governance Guidelines.
Under the Amended and Restated Corporate Governance Guidelines, if an incumbent director fails to receive the required vote for reelection, the Nominating/Corporate Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation, and it will submit its recommendation for prompt consideration by the Board. The Nominating/

Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.
The Nominating/Corporate Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the Board or the Nominating/Corporate Governance Committee for consideration. If a stockholder of the Company wishes to recommend a director candidate for consideration by the Nominating/Corporate Governance Committee, the stockholder recommendation should be delivered to the Secretary of the Company at the principal executive offices of the Company pursuant to the terms and conditions of the Bylaws. The stockholder recommendation must, among other things, set forth:

•
for each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A promulgated under the Exchange Act, and such person’s written consent to serve as a director if elected;

•
as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (2) the class and number of shares of the Company that are owned beneficially and of record by such stockholder and such beneficial owner and a representation that the stockholder will notify the Company in writing of the class and number of such shares owned beneficially and of record as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (3) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Company’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company’s voting shares to elect such nominee or nominees and (4) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such stockholder with respect to stock of the Company and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such stockholder, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such stockholder or to increase or decrease the voting power or pecuniary or economic interest of such stockholder with respect to stock of the Company;

•
any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company and a representation that the stockholder will notify the Company in writing of any such Derivative Instrument in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

•
a description of any agreement, arrangement or understanding with respect to the proposal of business between or among such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing and a representation that the stockholder will notify the Company in writing of any such agreements, arrangements or understandings in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

•
a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and

•
any other information that is required to be provided by the stockholder pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder in such stockholder’s capacity as a proponent of a stockholder proposal.

In addition, the Bylaws require that the stockholder recommendation shall set forth as to each person whom the stockholder proposes to nominate for election or reelection as a director (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class, series and number of shares of capital stock of the Company that are owned beneficially and of record by the person, (4) a statement as to the person’s citizenship, (5) the completed and signed representation and agreement described above, (6) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act,

(7) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (8) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person with respect to stock of the Company and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such person or to increase or decrease the voting power or pecuniary or economic interest of such person with respect to stock of the Company, and (9) a written statement of the person such stockholder intends to nominate, that such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the board of directors, in accordance with the Company’s Amended and Restated Corporate Governance Guidelines.
We believe that each of our directors and nominees brings a strong background and set of skills to our Board, giving the Board, as a whole, an appropriate balance of the knowledge, experience, attributes, skills and expertise. In addition, five of our six directors are independent under Nasdaq standards (Dr. Polymeropoulos, our Chief Executive Officer, being the only exception as he is an employee) and our Nominating/Corporate Governance Committee believes that all six directors are independent of the influence of any particular stockholder or group of stockholders whose interests may diverge from the interests of our stockholders as a whole. We believe that our directors have a broad range of personal characteristics including leadership, management, pharmaceutical, business, marketing and financial experience and abilities to act with integrity, with sound judgment and collegially, to consider strategic proposals, to assist with the development of our strategic plan and oversee its implementation, to oversee our risk management efforts and executive compensation and to provide leadership, to commit the requisite time for preparation and attendance at board and committee meetings and to provide required expertise on our board committees. As described above, the Nominating/Corporate Governance Committee has recommended the members of our Board for their directorships. In evaluating such directors, our Nominating/Corporate Governance Committee has reviewed the experience, qualifications, attributes and skills of our directors and nominees, including those identified in the biographical information set forth above in the section entitled “Election of Directors”. The Nominating/Corporate Governance Committee believes that the members of our Board offer insightful and creative views and solutions with respect to issues facing the Company. In addition, the Nominating/Corporate Governance Committee also believes that the members of our Board function well together as a group. The Nominating/Corporate Governance Committee believes that the above-mentioned attributes and qualifications, along with the leadership skills and other experiences of the members of the Board described in further detail above under the section entitled “Election of Directors,” provide the Company with the perspectives and judgment necessary to guide the Company’s strategies and monitor their execution.
In addition to the foregoing, the Company engages with stockholders to discuss a variety of topics, including executive compensation disclosure, gender diversity, performance measures and corporate governance matters. Additionally, the Company has engaged with stockholders regarding key developments, including with the Food and Drug Administration and will continue this outreach.
Separation of CEO and Chairman of the Board Roles
Our Board separates the positions of Chairman of the Board and Chief Executive Officer. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman of the Board, particularly as the Board’s oversight responsibilities continue to grow. We believe that having separate positions and having an independent outside director serve as Chairman of the Board is the appropriate leadership structure for the Company at this time.
Meetings of the Board of Directors
The Board met seven times during 2018. Each director attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served that were held during the period for which he was a director or committee member.
Director Attendance at Annual Meetings of Stockholders
Directors are encouraged, but not required, to attend our annual stockholder meetings. All of the then-serving directors attended our 2018 annual meeting of stockholders.

Stockholder Communications with the Board of Directors
Stockholders may communicate with the Board, including the independent members of the Board, by sending a letter to Vanda Pharmaceuticals Inc., 2200 Pennsylvania Avenue, Suite 300E, Washington, D.C. 20037, Attn: Secretary. Each such communication should set forth (1) the name and address of such stockholder, as they appear on the Company’s books and, if the shares of the Company’s stock are held by a nominee, the name and address of the beneficial owner of such shares, and (2) the number of shares of the Company’s stock that are owned of record by such record holder and beneficially by such beneficial owner. The Secretary will review all communications from stockholders, but may, in his sole discretion, disregard any communication that he believes is not related to the duties and responsibilities of the Board. If deemed an appropriate communication, the Secretary will submit a stockholder communication to a chairman of a committee of the Board, or a particular director, as appropriate.
Code of Ethics and Business Conduct
The Company has adopted the Vanda Pharmaceuticals Inc. Code of Ethics and Business Conduct that applies to all directors, officers and employees. This code is available in the Corporate Governance section of our corporate website at www.vandapharma.com. If we make any substantive amendments to this code or grant any waiver from a provision of the code to any applicable executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.
Risk Oversight
Our Board oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. The general categories of risk overseen by the our Board include, without limitation, operational risk, commercial risk, clinical trial risk, capital risk, credit risk, earnings risk, liquidity risk, market risk, price risk, legal/compliance risk, cyber risk and reputational risk. Our Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our Board provides oversight to address the primary risks associated with those operations and corporate functions. In addition, our Board reviews the risks associated with the Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.
Each committee of our Board also oversees the management of the Company’s risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer reports to the Audit Committee and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its oversight role, our Audit Committee meets privately with representatives from our independent registered public accounting firm and our Chief Financial Officer.
The oversight of risk within the Company is an evolving process requiring the Company to continually look for opportunities to further embed systematic enterprise risk management into ongoing business processes within the Company. The Board encourages management to continue to drive this evolution.
Employee Compensation Risks
As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company’s human resources, finance and legal staff reviews the Company’s compensation policies and procedures for all employees, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether such policies and procedures are reasonably likely to have a material adverse risk on the Company. The Compensation Committee has considered such review and has determined that, for all employees, our Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company.

Compensation of Directors
Our Board initially adopted a non-employee director compensation program in connection with our initial public offering and subsequently amended and restated such policy in June 2017. The table below sets forth the provisions of our current non-employee director compensation program.

Term	Compensation
Annual Cash Retainer (1)	$45,000
Chairman of Board (1)	Additional annual retainer of $25,000
Chair of Audit Committee (1)	Additional annual retainer of $20,000
Chair of Compensation Committee (1)	Additional annual retainer of $17,500
Chair of Nominating/Corporate Governance Committee (1)	Additional annual retainer of $10,000
Non-Chair Member of Audit Committee (1)	Additional annual retainer of $10,000
Non-Chair Member of Compensation Committee (1)	Additional annual retainer of $7,500
Non-Chair Member of Nominating/Corporate Governance Committee (1)	Additional annual retainer of $5,000
Initial Option Grant	Option to purchase up to 35,000 shares of common stock (2)
Annual Option Grant	Option to purchase 10,000 shares of common stock following each annual meeting of stockholders (3)
Annual RSU Award	5,000 shares of common stock underlying a time-based RSU award (4)

(1)	All annual cash retainer fees are paid in four quarterly payments.

(2)
Option vests with respect to 25% of the underlying shares when the director completes 12 months of continuous service following the date of grant, with the balance vesting in equal monthly installments over the next 36 months of continuous service thereafter.

(3)	Option vests and becomes exercisable with respect to 100% of the option shares on the one year anniversary of the date of grant.

(4)	RSU vests with respect to 100% of the underlying shares on the one year anniversary of the date of grant.
All stock option grants to non-employee directors will have an exercise price per share equal to the fair market value of one share of our common stock on the date of grant and will be subject to the terms of our Amended and Restated 2016 Equity Incentive Plan and the governing option award agreement. Each option and RSU granted under our current non-employee director compensation program that is not fully vested will become fully vested upon a change in control of the Company and if the non-employee director’s service terminates due to death.
We currently have a policy to reimburse our non-employee directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board and committee meetings.
2018 Director Compensation
The following table shows the compensation earned by each of our non-employee directors for the year ended December 31, 2018 (Ms. Chrousos is not listed as she was appointed to the Board in April 2019):

Name	Fees Earned or Paid in Cash	RSU Awards (1)	Option Awards (1)	Total
Michael F. Cola	$55,000	$91,500	$102,853	$249,353
Richard W. Dugan	$70,000	$91,500	$102,853	$264,353
Vincent J. Milano (2)	$72,500	$91,500	$102,853	$266,853
H. Thomas Watkins	$87,500	$91,500	$102,853	$281,853

(1)
Reflects the aggregate grant date fair value of RSUs or options granted during the fiscal year calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 2 and Note 12 to our audited consolidated financial statements included in the Annual Report. Our directors will not realize the estimated value of these awards until the awards are vested, with respect to option awards, exercised and the underlying shares are sold.

(2)	On April 23, 2019, Mr. Milano informed the Board he would resign from the Board effective at the Annual Meeting.

The following table describes the options that we have granted to our non-employee directors that were outstanding as of December 31, 2018:

Name	Date of Grant	Number of RSUs Granted	Number of Options Granted	Exercise Price per Share	Grant Date Fair Value Per Share (1)	Aggregate Number of RSUs Outstanding as of December 31, 2018		Aggregate Number of Options Outstanding as of December 31, 2018
Michael F. Cola	June 14, 2012		35,000	$4.15	$2.52
	June 20, 2013		15,000	$8.39	$4.81
	May 22, 2014		15,000	$10.44	$6.00
	June 18, 2015		15,000	$13.03	$7.43
	June 16, 2016		15,000	$10.93	$5.87
	June 15, 2017		10,000	$13.75	$7.41
	June 13, 2018		10,000	$18.30	$10.29			115,000	(3)
	June 13, 2018	5,000			$18.30	5,000	(2)
Richard W. Dugan	August 27, 2009		15,000	$14.78	$9.32
	June 3, 2010		15,000	$7.38	$4.62
	June 16, 2011		15,000	$7.11	$4.65
	June 14, 2012		15,000	$4.15	$2.52
	June 20, 2013		15,000	$8.39	$4.81
	May 22, 2014		15,000	$10.44	$6.00
	June 18, 2015		15,000	$13.03	$7.43
	June 16, 2016		15,000	$10.93	$5.87
	June 15, 2017		10,000	$13.75	$7.41
	June 13, 2018		10,000	$18.30	$10.29			140,000	(4)
	June 13, 2018	5,000			$18.30	5,000	(2)
Vincent J. Milano (7)	April 21, 2010		35,000	$10.89	$6.87
	June 3, 2010		15,000	$7.38	$4.62
	June 16, 2011		15,000	$7.11	$4.65
	June 14, 2012		15,000	$4.15	$2.52
	June 20, 2013		15,000	$8.39	$4.81
	May 22, 2014		15,000	$10.44	$6.00
	June 18, 2015		15,000	$13.03	$7.43
	June 16, 2016		15,000	$10.93	$5.87
	June 15, 2017		10,000	$13.75	$7.41
	June 13, 2018		10,000	$18.30	$10.29			160,000	(5)
	June 13, 2018	5,000			$18.30	5,000	(2)
H. Thomas Watkins	August 27, 2009		15,000	$14.78	$9.32
	June 3, 2010		15,000	$7.38	$4.62
	June 16, 2011		15,000	$7.11	$4.65
	June 14, 2012		15,000	$4.15	$2.52
	June 20, 2013		15,000	$8.39	$4.81
	May 22, 2014		15,000	$10.44	$6.00
	June 18, 2015		15,000	$13.03	$7.43
	June 16, 2016		15,000	$10.93	$5.87
	June 15, 2017		10,000	$13.75	$7.41
	June 13, 2018		10,000	$18.30	$10.29			140,000	(6)
	June 13, 2018	5,000			$18.30	5,000	(2)

(1)
Reflects the grant date fair value per share of RSUs and options granted calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 2 and Note 12 to our audited consolidated financial statements included in the Annual Report.

(2)	No shares underlying the RSU were vested as of December 31, 2018.

(3)	105,000 options were vested as of December 31, 2018.

(4)	130,000 options were vested as of December 31, 2018.

(5)	150,000 options were vested as of December 31, 2018.

(6)	130,000 options were vested as of December 31, 2018.

(7)	On April 23, 2019, Mr. Milano informed the Board he would resign from the Board effective at the Annual Meeting.

Ms. Chrousos is not listed in the table above as she was appointed to the Board in April 2019. In accordance with the Company’s amended and restated non-employee director compensation program, Ms. Chrousos was granted an initial option to purchase 35,000 shares of the Company’s common stock at a per share price of $17.31, the closing price of the Company’s common stock on The Nasdaq Global Market on the date of grant. Such option vests with respect to 25% of the underlying shares when Ms. Chrousos completes 12 months of continuous service following the date of grant, with the balance vesting in equal monthly installments over the next 36 months of continuous service thereafter.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent auditors for the year ending December 31, 2019, and has further directed that management submit the selection of independent auditors for ratification by our stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements and has attested to the effectiveness of our internal control over financial reporting since we commenced operations in March 2003. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Bylaws nor other governing documents or laws require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee of our Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
In order for Proposal 2 to pass, holders of a majority of all those outstanding shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting must vote “FOR” Proposal 2. Abstentions and broker non-votes will be counted towards a quorum; however, they will not be counted either “FOR” or “AGAINST” the proposal and will have no effect on the proposal. Because the ratification of the appointment of the independent registered public accounting firm is a matter on which a bank, broker or other nominee is generally empowered to vote, no broker non-votes are expected to exist in connection with this matter.
Independent Registered Public Accounting Firm’s Fees
The following table represents aggregate fees billed to Vanda for the years ended December 31, 2018 and 2017, by PricewaterhouseCoopers LLP, our principal accountant.

	Year ended December 31,
	2018	2017
Audit fees (1)	$762,620	$703,343
Audit-related fees	—	—
Tax fees	41,000	—
All other fees	4,552	3,600
Total fees	$808,172	$706,943

(1)
The fees billed or incurred by PricewaterhouseCoopers LLP for professional services rendered in connection with the annual audit of our consolidated financial statements and the effectiveness of internal control over financial reporting for the years ended December 31, 2018 and 2017 also include the review of our quarterly financial statements included in our quarterly reports on Form 10-Q, statutory audits of our wholly owned foreign subsidiaries, the consents issued for our registration statements and the statements included in our filings with the SEC regarding our public offerings of common stock.

All fees described above were pre-approved by the Audit Committee in accordance with applicable SEC requirements.

Pre-Approval Policies and Procedures
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by PricewaterhouseCoopers LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of PricewaterhouseCoopers LLP or on an individual case-by-case basis before PricewaterhouseCoopers LLP is engaged to provide a service. All services rendered by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A “FOR” VOTE IN FAVOR OF PROPOSAL 2.

AUDIT COMMITTEE REPORT
The Audit Committee has reviewed and discussed with our management the audited consolidated financial statements of the Company and “Management’s Report on Internal Control over Financial Reporting” in Item 9A included in the Annual Report.
The Audit Committee has also reviewed and discussed with PricewaterhouseCoopers LLP (“PwC”) the audited financial statements in the Annual Report. In addition, the Audit Committee discussed with PwC those matters required to be discussed with the auditors under Public Company Accounting Oversight Board (the “PCAOB”) Audit Standard No. 1301, Communications with Audit Committees. Additionally, PwC provided to the Audit Committee the written disclosures required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with the Audit Committee PwC’s independence.
Based upon the review and discussions described above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report for filing with the SEC. We have selected PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2019, and have approved submitting the selection of the independent registered public accounting firm for ratification by the stockholders.
Submitted by the following members of the Audit Committee:
Richard W. Dugan, Chairman
Michael F. Cola
Vincent J. Milano
The material in this Audit Committee Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Vanda under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of the Record Date by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	our named executive officers;

•	each of our directors; and

•	all current executive officers and directors as a group.
The table below is based upon information supplied by executive officers, directors and principal stockholders and Schedule 13Gs and 13Ds filed with the SEC through the Record Date.
Percentage of shares beneficially owned is based on 52,963,676 shares of common stock outstanding as of the Record Date.
For purposes of the table below, we deem shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the Record Date and common stock subject to restricted stock unit awards (“RSUs”) that will vest within 60 days of the Record Date to be outstanding and to be beneficially owned by the person holding the options, warrants or RSUs for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable.

Name and address of beneficial owner(1)	Number of shares beneficially owned	Percentage of shares beneficially owned
5% Stockholders (other than our executive officers and directors)
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	8,774,342	16.6%
Consonance Capital Management LP (3) 1370 Avenue of the Americas Floor 33 New York, NY 10019	4,658,759	8.8%
Palo Alto Investors, LLC (4) 470 University Avenue Palo Alto, CA 94301	4,345,571	8.2%
Vanguard Group (5) 100 Vanguard Blvd. Malvern, PA 19355	4,164,512	7.9%
Named Executive Officers and Directors
Gunther Birznieks (6)	216,147	*
Phaedra S. Chrousos (7)	—	*
Michael F. Cola (8)	125,000	*
Richard W. Dugan (9)	170,770	*
James P. Kelly (10)	612,454	1.2%
Vincent J. Milano (11)	170,000	*
Mihael H. Polymeropoulos, M.D. (12)	2,574,490	4.9%
Gian Piero Reverberi (13)	310,695	*
H. Thomas Watkins (14)	165,000	*
Timothy Williams (15)	—	*
All current directors and executive officers as a group (10 persons) (16)	4,344,556	8.2%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Vanda Pharmaceuticals Inc., 2200 Pennsylvania Avenue, Suite 300E, Washington, D.C. 20037.

(2)	Based on Schedule 13G/A filed on January 31, 2019 by BlackRock, Inc., this amount represents 8,774,342 shares held of record by BlackRock, Inc., including such shares held by BlackRock Fund Advisors.

(3)
Based on the Schedule 13G filed on February 14, 2019, Consonance Capital Master Account LP (“Consonance Master”) directly holds 4,475,813 shares of our common stock (the “Master Account Shares”). Consonance Capital Management LP (the “Adviser”) is the investment adviser of Consonance Master, and pursuant to an investment advisory agreement (the “Advisory Agreement”), the Adviser exercises voting and investment power over the Master Account Shares held by Consonance Master. Consonance Capman GP LLC (“Capman”) is the general partner of the Adviser and Mitchell Blutt, as the Manager and Member of Capman and Chief Executive Officer of the Adviser, may be deemed to control Capman and the Adviser. Each of the Adviser, Capman and Mr. Blutt may be deeded to beneficially own the Master Account Shares, but neither the filing of its Schedule 13G nor any of its contents shall be deemed to constitute an admission that any of the Adviser, Capman or Mr. Blutt is the beneficial owner of the Master Account Shares for purposes of Section 13(d) of the Exchange Act, or for any other purpose. A managed account managed by Consonance Capital Opportunity Fund Management LP (“Consonance Opportunity”) directly holds 182,946 shares of our common stock (the “Managed Account Shares”). Capman is the general partner of Consonance Opportunity and Mitchell Blutt, as the Manager & Member of Capman, may be deemed to control Capman and Consonance Opportunity. Each of Consonance Opportunity, Capman and Mr. Blutt may be deemed to beneficially own the Managed Account Shares, but neither the filing of its Schedule 13G nor any of its contents shall be deemed to constitute an admission that any of Consonance Opportunity, Capman or Mr. Blutt is the beneficial owner of the Managed Account Shares for purposes of Section 13(d) of the Exchange Act, or for any other purpose.

(4)
Based on the Schedule 13G/A filed on February 19, 2019, this amount represents 4,345,571 shares held of record by Palo Alto Investors, LLC (“PAI”). PAI is a registered investment advisor and is the general partner and investment advisor Palo Alto Healthcare Master Fund II, L.P. (“Healthcare Master II”) and other investment limited partnerships and is the investment advisor to other investment funds. PAI’s clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock. No individual client other than Healthcare Master II separately holds more than five percent of the outstanding common stock. Healthcare Master II disclaims beneficial ownership of all the shares held by PAI. Dr. Patrick Lee, M.D. and Dr. Anthony Joonkyoo Yun, M.D., as co-managers of PAI, may be deemed to beneficially own the shares held by PAI. Dr. Lee and Dr. Yun disclaim beneficial ownership of all the shares held by PAI.

(5)
Based on the Schedule 13G/A filed on February 11, 2019 by The Vanguard Group, this amount represents 4,164,512 shares held of record by the Vanguard Group, including such shares held by Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.

(6)
Includes 159,896 shares subject to options exercisable within 60 days of the Record Date. Excludes 160,417 shares subject to options that are not exercisable within 60 days of the Record Date and 95,000 shares of common stock underlying RSUs that do not vest within 60 days of the Record Date.

(7)	Ms. Chrousos was appointed to the Board in April 2019 following the Record Date.

(8)	Includes 115,000 shares subject to options exercisable within 60 days of the Record Date.

(9)	Includes 140,000 shares subject to options exercisable within 60 days of the Record Date.

(10)
Includes 505,208 shares subject to options exercisable within 60 days of the Record Date. Excludes 167,292 shares subject to options that are not exercisable within 60 days of the Record Date and 102,500 shares of common stock underlying RSUs that do not vest within 60 days of the Record Date.

(11)
Includes 160,000 shares subject to options exercisable within 60 days of the Record Date. On April 23, 2019, Mr. Milano informed the Board he would resign from the Board effective at the Annual Meeting.

(12)
Includes 1,519,270 shares subject to options exercisable within 60 days of the Record Date. Excludes 385,730 shares subject to options that are not exercisable within 60 days of the Record Date and 123,750 shares of common stock underlying RSUs that do not vest within 60 days of the Record Date.

(13)
Includes 260,206 shares subject to options exercisable within 60 days of the Record Date. Excludes 169,794 shares subject to options that are not exercisable within 60 days of the Record Date and 87,500 shares of common stock underlying RSUs that do not vest within 60 days of the Record Date.

(14)	Includes 140,000 shares subject to options exercisable within 60 days of the Record Date.

(15)
Excludes 160,000 shares subject to options that are not exercisable within 60 days of the Record Date and 60,000 shares of common stock underlying RSUs that do not vest within 60 days of the Record Date.

(16)
Includes 2,999,580 shares subject to options exercisable within 60 days of the Record Date held by our current executive officers and directors. Excludes 1,043,233 shares subject to options that are not exercisable within 60 days of the Record Date and 468,750 shares of common stock underlying RSUs that do not vest within 60 days of the Record Date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers, and certain holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.
Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us and written representations provided to us by all of our directors and executive officers, we believe that during the year ended December 31, 2018, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements.

EXECUTIVE OFFICERS
The names of the current executive officers of Vanda and certain information about each of them as of the Record Date, are set forth below:
Executive Officers
Mihael H. Polymeropoulos, M.D. — For biographical information, see “Proposal 1: Election of Directors - Continuing Directors Not Standing for Election.”
James P. Kelly, age 53, has served as our Executive Vice President, Chief Financial Officer and Treasurer since February 2017. Previously, Mr. Kelly served as our Senior Vice President, Chief Financial Officer and our Treasurer from December 2010 through February 2017 and our Secretary from December 2010 to September 2015 and again from April 2018 to August 2018. Prior to joining us, Mr. Kelly was Vice President and Controller at MedImmune, a biotechnology subsidiary of the AstraZeneca Group. Mr. Kelly joined MedImmune in 2006 as Director of Sales and Marketing Finance. From 2000 through 2005, Mr. Kelly was at Biogen Idec serving in research and development finance roles of increasing responsibility, most recently as the Director of Planning and Operations. From 1997 to 2000, Mr. Kelly was a member of the corporate finance team at Aetna Inc. which was responsible for mergers and acquisitions and treasury management. Mr. Kelly began his life sciences career in 1991 with Janssen Pharmaceuticals, a division of Johnson & Johnson. Mr. Kelly is a CFA charterholder and a member of the Association of Bioscience Financial Officers. He received his Bachelor of Sciences degree in Business Administration from the University of Vermont and his Master of Business Administration degree from Cornell University.
Gian Piero Reverberi, age 53, has served as our Senior Vice President, Chief Commercial Officer since April 2016 and served as our Senior Vice President, Acting Chief Commercial Officer and European General Manager from December 2015 to April 2016. Mr. Reverberi was previously our Senior Vice President and European General Manager from September 2015 to December 2015. Prior to joining us, Mr. Reverberi served as Senior Vice President, International Specialty Pharma at Shire Pharmaceuticals, with responsibility for Shire’s specialty pharma business in EMEA, Canada, Australia, Japan, Asia Pacific and Latin America. In addition to his International Specialty Pharma responsibilities, from 2009 to 2013, Mr. Reverberi led Shire’s Internal Medicine Global Business Unit where his responsibilities included the management of the U.S. Sales and Marketing teams. Prior to this position, he was General Manager, Italy at Shire. Before joining Shire, Mr. Reverberi spent 10 years with Eli Lilly in Italy and the U.S. where he held several commercial positions including Business Unit Director (Diabetes Care) in Italy, District Manager and Business Development Leader in the U.S. Earlier in his career, Mr. Reverberi held finance positions in the U.S. and Italy with both Eli Lilly and IBM. Since April 2018 Mr. Reverberi has been a Non-executive Director at Syncona Ltd. Mr. Reverberi received his degree in Economics and Business Administration from Sapienza University of Rome and a Master in Business Administration from SDA Bocconi in Milan.
Timothy Williams, age 43, has served as our Senior Vice President, General Counsel and Secretary since August 2018. Prior to joining Vanda, Mr. Williams served as Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary at AgNovos Healthcare from September 2013 to July 2018. From April 2009 to August 2013, Mr. Williams was Senior Legal Counsel and Assistant Secretary at Stryker Corporation, a global medical technology company, where he led the legal department's global M&A, corporate governance, and securities groups. Before joining Stryker, Mr. Williams practiced law in Chicago at Mayer Brown LLP and Bryan Cave LLP. Mr. Williams received his Bachelor of Music and Masters of Music from Western Michigan University and his Juris Doctor from the University of Michigan.
Gunther Birznieks, age 50, has served as our Senior Vice President, Business Development since March 2017 and served as our Vice President, Head of Business Development from March 2010 to March 2017. Mr. Birznieks assumed additional responsibilities in 2018 as a member of the Company’s Research and Development Committee as well as in connection with his role as the project lead for tradipitant. Prior to March 2010, Mr. Birznieks held a number of positions within Vanda, including Clinical Program Head of the tasimelteon and VSF-173 programs, Head of Informatics and in Singapore as Head of Operations. Mr. Birznieks previously spent the majority of his career in the areas of healthcare and biomedical informatics including bioinformatics support for microarray and genotyping projects with the Human Genome Project at the National Human Genome Research Institute. Prior to joining us, Mr. Birznieks founded Extropia Pte. Ltd., a Singaporean company which specialized in business and investment banking applications. Mr. Birznieks has published four books on computer technologies as well as numerous articles and talks on information security, programming, and software development life cycle. Mr. Birznieks received his Bachelor of Arts degree in psychology and his Masters of Science degree in computer science from Johns Hopkins University.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
This section discusses the principles underlying our executive compensation decisions related to fiscal year 2018 and the most important factors relevant to an analysis of these decisions. It provides information regarding the manner and context in which compensation is awarded to and earned by our executive officers who are named in the “2018 Summary Compensation Table” below, referred to herein as our “named executive officers,” and provides context and details regarding the data presented in the tables and other quantitative information that follows this section.
Our “named executive officers” for 2018 are:

Named Executive Officer	Current Title
Mihael H. Polymeropoulos, M.D.	President and Chief Executive Officer
James P. Kelly	Executive Vice President, Chief Financial Officer and Treasurer
Gian Piero Reverberi	Senior Vice President, Chief Commercial Officer
Gunther Birznieks	Senior Vice President, Business Development
Timothy Williams	Senior Vice President, General Counsel and Secretary
Executive Summary
The objectives of our executive compensation program are to align the interests of management with the interests of stockholders. We correlate compensation to Company and individual performance and design our program to attract, retain and motivate talented employees. We reward both short and long-term Company and individual performance, with the goal of increasing stockholder value over the long term. In determining executive compensation for 2018, we considered the results of the most recent advisory “Say on Pay” vote of stockholders on the compensation of our named executive officers. In light of the results of the Say on Pay votes for both 2018 (62% voted in favor) and 2017 (59% voted in favor), we have engaged in stockholder outreach and continue to better refine the compensation program to align management and stockholder interests. Our 2018 executive compensation reflects a commitment to pay for performance and compensation linked to the 50th percentile of our peer group. See “Say on Pay and Stockholder Outreach” below for additional information with respect to our stockholder outreach efforts.
Corporate Governance Highlights:

•	Independent Compensation Committee. Our Compensation Committee, comprised solely of independent directors, approves all compensation for our named executive officers.

•	Annual Say-on Pay Vote. We hold annual say-on-pay advisory votes regarding our executive compensation.

•
Stockholder Engagement. We are committed to open and regular communication with our stockholders and take the opportunity to engage with them to understand their perspectives. After issuing our proxy statement in 2018 we engaged with 17 holders of approximately 65% of our outstanding shares at the time (none of whom were our employees or directors) to specifically discuss our compensation philosophy and program and to listen to their feedback.

•
Response to Stockholder Feedback. Based on the results of the 2017 and 2018 say on pay advisory votes and the recommendations of the proxy advisory firms, Institutional Shareholder Services (“ISS”) and Glass Lewis, our Compensation Committee took a number of actions, including most recently completing the migration in February 2019 of our executive team’s base salaries, total cash compensation and total equity compensation targets to the 50th percentile of similarly situated named executive officers at our peer group companies.

•	Pay for Performance. We pay annual bonuses based on the achievement of Company goals, individual performance and contribution in achieving those goals. We do not have guaranteed annual bonus payouts.

•
Formulaic Cash Incentive Award Program. A substantial majority of the value of our annual bonuses are tied to the achievement of pre-specified objective criteria, such as revenue targets, clinical study metrics and regulatory filing timelines.

•	Executive Officer Clawback Policy. In 2016, we instituted a clawback policy on equity-based compensation for our named executive officers.

•
No “Single-Trigger” Change of Control Benefits. We offer named executive officers a change of control severance package triggered upon a change of control followed by termination of the executive without cause or resignation for good reason, as discussed in “Employment Agreements” below.

•	No Enhanced Executive Benefit Programs. We do not provide our management with pensions or any other enhanced benefit programs beyond those that are typically available to all other employees.

•	Comprehensive anti-hedging / anti-pledging policy. In 2019, our Board of Directors adopted a comprehensive anti-hedging / anti-pledging policy that applies to all our employees and Directors.

•	No Option Repricing. We are not permitted to reprice stock options without stockholder approval.

•	No Evergreen Provisions. Our equity compensation plan does not contain any “evergreen” provisions to increase shares available for issuance as equity awards.

•	Annual Risk Assessment. We conduct an annual company-wide compensation program risk assessment.

2018 Company Performance Highlights

•	Total revenue of $193.1 million for the full year 2018; 17% growth over 2017.

•	HETLIOZ® net product sales of $115.8 million for the full year 2018; 29% growth over 2017.

•	Fanapt® net product sales of $77.3 million for the full year 2018; 3% growth over 2017.

•	Tradipitant - Gastroparesis. Positive results from a Phase II clinical study (2301) of tradipitant in gastroparesis.

•	Tradipitant - Atopic Dermatitis. Initiated EPIONE, a Phase III clinical study of tradipitant for chronic pruritus in atopic dermatitis.

•	HETLIOZ® - Jet Lag Disorder. FDA acceptance of the HETLIOZ® sNDA for the treatment of jet lag disorder. Positive results from both the JET and JET8 clinical studies.

•	HETLIOZ® - Smith Magenis Syndrome. Positive clinical study results announced.

•	2018 year-end cash, cash equivalents and marketable securities of $257.4 million, as compared to $143.4 million at the end of 2017.
Compensation Program Philosophy
Our primary objective with respect to executive compensation is to attract, retain and motivate superior executive talent with the skills and experience to successfully execute our business strategy. Our executive compensation program is designed to:

•	Provide competitive incentives that reward the achievement of operational and financial performance goals (“pay for performance”) that directly correlate to the enhancement of stockholder value;

•	Align the interests of our executive officers with those of our stockholders by rewarding performance that meets or exceeds established goals; and

•	Align our executive officers with the long-term strategic goals and objectives approved by the Board.
To achieve these objectives, our executive compensation program ties a significant portion of each named executive officer’s overall compensation to the achievement of corporate financial and operational goals. We have also historically provided a portion of our executive compensation in the form of equity awards that vest over time, which we believe helps to retain our executive officers and aligns their interests with those of our stockholders by allowing them to participate in our long-term performance, as reflected in the trading price of our common stock.
We believe “at-risk” compensation focuses executives on achievement of our short and long-term goals. Our executive compensation program is primarily performance-based, both for our short-term (cash incentive awards) and long-term incentives (equity incentive awards). In 2018 and 2017, a large majority (83% and 76%, respectively) of our Chief Executive Officer’s and other named executive officers’ primary compensation elements was variable based on performance.

CEO 2018
17%
14%
69%
Base Salary
Annual Cash Incentives
Long Term Incentives

NEO 2018
22%
10%
69%
Base Salary
Annual Cash Incentives
Long Term Incentives

(1)	NEO -2018 reflects average compensation for all named executive officers other than our Chief Executive Officer and General Counsel (hired in August 2018).

(2)	Named executive officer 2018 compensation based on 2018 base salary, annual cash incentive at target and grant date fair market value of the 2018 equity awards (awarded in 2019).
Our Compensation Committee has determined that our executive compensation program generally targets the executive team’s base salaries, total target cash compensation and total equity compensation to the 50th percentile of similarly situated named executive officers at our peer group companies. These pay components and the resulting positioning relative to the competitive market for our named executive officers are evaluated on a yearly basis by our Compensation Committee. The Compensation Committee believes that our 2018 executive compensation program advances this philosophy.
Compensation Procedures
Our Compensation Committee’s current policy is to review annually each of our named executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to our named executive officers and whether they adequately compensate our named executive officers relative to comparable officers in other similarly-sized biopharmaceutical companies. Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also our Chief Executive Officer and, from time to time, our Chief Financial Officer.
Our Compensation Committee also regularly meets in executive session without any of our named executive officers or other employees present. For compensation decisions related to named executive officers other than our Chief Executive Officer, including decisions regarding the grant or award of equity compensation, our Compensation Committee solicits and considers the recommendations of our Chief Executive Officer.
Use of Independent Compensation Consultant
Our Compensation Committee has the authority under its charter to select and retain, and is directly responsible for the appointment, compensation and oversight of, compensation consultants or any other third party it retains to assist in the evaluation of director and officer compensation as well as any other compensation matters. Our Compensation Committee has engaged Willis Towers Watson, a consulting firm specializing in executive compensation, as its independent compensation consultant. In connection with our Compensation Committee’s 2018 named executive officer compensation decisions, Willis Towers Watson reviewed and advised on all principal aspects of our executive compensation program and performed the following services:

•	Provided recommendations regarding the composition of the Company’s peer group;

•
Conducted a competitive assessment of the Company’s then current executive compensation arrangements, including analyzing peer group proxy statements, compensation survey data, and other publicly available data; and

•	Reviewed and advised on total compensation, including base salaries, and short- and long-term incentives, including equity awards.

The Compensation Committee has assessed the independence of Willis Towers Watson, the Compensation Committee’s compensation consultant, and concluded that no conflict of interest exists that would prevent Willis Towers Watson from serving as an independent consultant to the Compensation Committee.
Say on Pay and Stockholder Outreach
Recent Low Votes
We received our first low say on pay vote when approximately 59% of the shares were voted in favor of the compensation of our named executive officers as disclosed in the proxy statement for the 2017 annual meeting of stockholders. We believe that this was largely based on the voting recommendations of ISS and Glass Lewis, each of whom were critical of the cash and equity incentive awards for fiscal year 2016, which exceeded the targets established by our Compensation Committee. In particular, the bonus to our Chief Executive Officer for 2016 was 240% of his 2016 base salary and the value of his stock-based compensation awards were approximately $5,056,000. With regard to our Chief Executive Officer, the Compensation Committee considered his contributions and the overall achievement of the Company’s goals for 2016 when determining his cash incentive and stock-based compensation awards for 2016. As discussed in the Compensation Discussion and Analysis portion of the definitive proxy for the 2017 annual meeting of stockholders, the extension of the patent exclusivity and strengthening of the overall intellectual property position of Fanapt® during the year ended December 31, 2016, were determined by the Compensation Committee to be exceptional achievements not fully contemplated in the Company’s 2016 objectives. These exceptional achievements, which were directly related to the contributions of our Chief Executive Officer in inventing and defending a key patent extending our exclusivity for Fanapt® by an additional 11 years to 2027 and formed the basis for our Chief Executive Officer’s cash incentive and stock-based compensation awards for 2016, are expected to result in hundreds of millions of dollars of additional revenue from Fanapt®. The Compensation Committee determined those awards were appropriate in light of that outstanding performance and the fact that paying above-target awards in response to extraordinary value-creation events is not an unusual practice in our industry. While the Compensation Committee recognizes that awards that position named executive officer pay levels above our targeted pay positioning should be limited only to those years in which performance is truly exceptional, the Compensation Committee determined that the achievements of 2016 created significant additional value for our stockholders that should be reflected in the cash and equity compensation awards of our named executive officers whose efforts contributed to the creation of that value. Despite the justification for our 2016 incentive compensation awards, we received a second low say on pay vote at our 2018 annual meeting of stockholders, when approximately 62% of the shares voted were in favor of the compensation of our named executive officers as disclosed in the proxy statement for the 2018 annual meeting of stockholders. We believe that this was not related to the compensation of our named executives officers for 2017, but rather again largely based on the voting recommendations of ISS and Glass Lewis, each of whom continued their criticism of our 2016 incentive compensation awards.
The Outreach
For the last two years we have expanded our stockholder outreach efforts in connection with our annual advisory vote on executive compensation, both to better explain our executive compensation program and to better understand our stockholders’ perspectives on the topic. After issuing our proxy statement in 2018 we engaged with 17 holders of approximately 65% of our outstanding shares at the time (none of whom were our employees or directors) to specifically discuss our compensation philosophy and program and to listen to their feedback. None of these stockholders expressed any concern with our 2016 awards or our pay practices in general. Despite this apparent lack of concern, many explained that they follow the voting recommendations of ISS and Glass Lewis. Based in large part on this feedback, and the information that has been published by ISS and Glass Lewis, our Compensation Committee recognized that we could improve certain components of our executive compensation practices as well as our description of and disclosure about these practices.
Executive Compensation Program Changes
In recent years, our Compensation Committee has taken a number of steps to better align our executive compensation program with the interests of our stockholders including (1) establishing detailed revenue and milestone metrics as components of the Company’s corporate objectives, (2) implementing a more formulaic assessment of performance against those objectives with predetermined limits for both minimum performance and maximum multiplier, (3) formally establishing the 50th percentile of peer group compensation as the benchmarking target for all primary compensation elements, (4) adopting a clawback policy on long term incentives, and (5) adopting a robust anti-hedging / anti-pledging policy covering all employees and directors.
As discussed with the stockholders during our outreach, the Compensation Committee remains committed to ensuring that individual pay levels remain closely linked to performance. As described in the “Cash Incentive Awards” section below and consistent with the program changes noted above, the performance of our named executive officers was evaluated using pre-specified objective criteria, such as revenue targets, clinical study metrics and regulatory filing timelines. The Compensation Committee’s commitment to pay for performance was evidenced by the 2017 annual bonus plan payouts, which were below the target level for all but one of our named executive officers and aligned with the Company’s performance versus the 2017 objectives. Further, the Compensation Committee continued this commitment with the 2018 annual bonus plan payouts, which were above the target level for all of our named executive officers and aligned with the Company’s performance versus the 2018 objectives.
In arriving at the level of 2018 annual bonus awards, the Compensation Committee determined that the Company achieved a performance level against its predetermined revenue and milestone objectives equal to 109% and 139%, respectively, resulting in the payment of cash bonuses equal to 125% of target.
Both our Compensation Committee and Board periodically reevaluate our executive compensation philosophy and practices in light of the Company’s performance, needs and developments, including the outcome of non-binding advisory votes by the Company’s stockholders, and will consider additional program changes if determined to be appropriate and in the best interests of our stockholders.
Enhanced Disclosures
As indicated above, this Proxy Statement includes additional disclosure and enhanced descriptions of the Company’s executive compensation program to address the prior years’ low say on pay votes, explain our stockholder outreach efforts and the results of these efforts, better articulate the metrics used for our pay for performance practices and describe the formulaic approach taken in determining the level of our cash incentive awards.
Peer Group
The Compensation Committee annually selects a group of peer companies for competitive analysis of executive compensation. The peer group companies are identified based upon similarity with Vanda with respect to science/business model (innovation and commercialization), revenue, market capitalization, and employee headcount. The peer group is reviewed annually and adjusted as needed to ensure that the peer companies continue to share similarities with Vanda.
The Compensation Committee, based on an analysis and recommendations from Willis Towers Watson in October 2017, considered the foregoing parameters in selecting the following 18 publicly traded companies, our “2018 peer group,” for use in evaluating our 2018 executive compensation program.

Acorda Therapeutics Inc.	Insys Therapeutics Inc.	Rockwell Medical, Inc.
AMAG Pharmaceuticals Inc.	Lexicon Pharmaceuticals, Inc.	Spectrum Pharmaceuticals, Inc.
Amarin Corp Plc	MacroGenics, Inc.	Supernus Pharmaceuticals, Inc.
BioCryst Pharmaceuticals, Inc.	The Medicines Company	VIVUS Inc.
Concordia Healthcare Corp.	Pacira Pharmaceuticals, Inc.
Corcept Therapeutics Incorporated	Pernix Therapeutics, Inc.
Assertio Therapeutics (formerly DepoMed Inc.)	Retrophin, Inc.
Based on analysis and recommendations from Willis Towers Watson in December 2018, the Compensation Committee considered the following parameters for life sciences companies when evaluating the Vanda peer group: publicly traded life sciences companies with a market capitalization of between $500 million and $3.0 billion, revenue between $100 million and $500 million and less than 750 employees.
Based on these parameters, the following 17 publicly traded companies were selected, our “2019 peer group,” for use in evaluating our 2018 and 2019 executive compensation programs.

ACADIA Pharmaceuticals Inc.	Insys Therapeutics Inc.	Retrophin, Inc.
Acorda Therapeutics Inc.	Lexicon Pharmaceuticals, Inc.	Spectrum Pharmaceuticals, Inc.
AMAG Pharmaceuticals Inc.	MacroGenics, Inc.	Supernus Pharmaceuticals, Inc.
Amarin Corp Plc	The Medicines Company
BioCryst Pharmaceuticals, Inc.	Momenta Pharmaceuticals, Inc.
Corcept Therapeutics Incorporated	Pacira Pharmaceuticals, Inc.
Halozyme Therapeutics, Inc.	PTC Therapeutics, Inc.

The five companies removed for 2019 due to differences in market capitalization, delisting or as a result of reorganizations were: Assertio Therapeutics; Concordia International; Pernix Therapeutics; Rockwell Medical and VIVUS. Four companies, which met the approved parameters, were added for 2019: ACADIA Pharmaceuticals; Halozyme Therapeutics; Momenta Pharmaceuticals and PTC Therapeutics.
In addition to the peer group above, the Compensation Committee also reviewed competitive compensation data from the Radford Global Life Sciences Compensation Survey. For 2018 compensation decisions, the Radford survey group included 28 publicly traded U.S.-based biotechnology and pharmaceutical companies with revenues between $100 million and $500 million.
Primary Elements of Executive Compensation

•	Base Salary

•	Cash Incentive Awards

•	Equity Incentive Awards
The 2018 compensation actions for 2018 base salary were finalized in February 2018. In December 2017, Willis Towers Watson provided the Compensation Committee with a report in which Willis Towers Watson compared the overall compensation then provided by the Company to each of our executive officers, including annual base salary, annual cash incentive awards and equity incentive awards (the “WTW 2018 Report”). The WTW 2018 Report included publicly available information from the 2018 Peer Group.
The 2018 compensation actions for 2018 cash incentive awards and 2018 equity incentive awards were finalized in February 2019. In December 2018, Willis Towers Watson provided the Compensation Committee with a report in which Willis Towers Watson compared the overall compensation then provided by the Company to each of our executive officers, including annual base salary, annual cash incentive awards and equity incentive awards (the “WTW 2019 Report”). The WTW 2019 Report included publicly available information from the 2019 Peer Group.
Base Salary
We set the base salaries for each of our named executive officers at a level we believe enables us to hire and retain individuals in a competitive environment and rewards satisfactory individual performance and a satisfactory level of contribution to our overall business goals. The annual base salaries established for our executive officers are determined based on consideration of numerous factors, including the responsibilities of the position, prior relevant qualifications, background and experiences, performance considerations, market competitive conditions, and other factors deemed relevant. Our Compensation Committee has determined that our executive compensation program generally targets the executive team’s base salaries to the 50th percentile of similarly situated named executive officers at our peer group companies.
In February 2018, in connection with its annual compensation review for purposes of setting 2018 executive compensation, our Compensation Committee reviewed the market data from the 2018 peer group contained in the WTW 2018 Report and discussed with Dr. Polymeropoulos the Company’s and each named executive officer’s performance during 2017 and his recommendation regarding the base salary of the Company’s named executive officers (other than himself) serving as of such date. Based on this discussion and our Compensation Committee’s stated compensation philosophy, our Compensation Committee approved the following increases for the 2018 base salaries from the 2017 base salaries as follows:

Named Executive Officer	2017 Base Salary	2018 Base Salary	Percentage Increase
Mihael H. Polymeropoulos, M.D.	$675,000	$700,000	3.7%
James P. Kelly (1)	$465,000	$479,000	3.0%
Gian Piero Reverberi (2)	$486,553	$495,321	3.0%
Timothy Williams (3)	—	$375,000	—
Gunther Birznieks (4)	$325,000	$375,000	15.4%

(1)	Mr. Kelly was promoted to Executive Vice President, Chief Financial Officer and Treasurer effective March 1, 2017.

(2)
Mr. Reverberi’s employment agreement is denominated in Swiss francs. For the purposes of this disclosure, amounts shown for 2017 have been converted to United States dollars based on a conversion rate of one Swiss franc to 1.0265 United States dollars, the exchange rate at December 31, 2017 and amounts shown for 2018 have been converted to

United States dollars based on a conversion rate of one Swiss franc to 1.0150 United States dollars, the exchange rate at December 31, 2018. The percentage increase is calculated based upon salary denominated in Swiss francs.

(3)	Mr. Williams joined the Company in August 2018.

(4)	Mr. Birznieks assumed additional responsibilities in 2018 as a member of the Company’s Research and Development Committee as well as in connection with his role as the project lead for tradipitant.
Cash Incentive Awards
We provide annual cash incentive awards that are based upon the achievement of corporate and individual performance goals established by our Compensation Committee. These cash incentive awards are designed to focus our named executive officers on achieving key clinical, regulatory, commercial, operational, strategic and/or financial objectives within a yearly time horizon.
The target levels of the annual cash incentive awards for our named executive officers were initially established as part of their respective individual employment agreements. Each of these employment agreements provide that the named executive officer will receive an annual cash incentive award determined at the discretion of our Compensation Committee based on the Company’s performance against its objectives and individualized objective and subjective criteria, with a target award amount equal to a percentage of their respective base salary. The award criteria are established by our Compensation Committee on an annual basis, and include specific qualitative and quantitative objectives, relating to the achievement of clinical, regulatory, commercial, business and/or financial milestones. Our Compensation Committee annually reviews the annual cash incentive target award percentage of each of our named executive officers.
At the end or following the conclusion of each fiscal year, our Compensation Committee evaluates the performance of each of our named executive officers with respect to the attainment of their individual objectives as well the Company’s corporate objectives to determine the amount of their cash incentive awards for the year. The actual amount awarded is determined in the discretion of our Compensation Committee based on each named executive officer’s level of performance. Historically, the actual amount awarded has been between 0 and 200% of the target award amount. As part of its implementation of our compensation philosophy, our Compensation Committee, following consultation with Willis Towers Watson, determined to implement a cap on our named executive officers’ annual cash incentive awards of 150% of their respective target amounts. The Compensation Committee reserves the right to make subjective assessments of executive performance and to separately reward performance beyond established individual or corporate goals and targets, and to award a smaller or larger bonus or no bonus at all.
The 2018 corporate objectives and relative weightings were approved by the Board of Directors and Compensation Committee and were used to assess the overall 2018 performance.
2018 Corporate Goals

Category	Weighting	Operational Objective
Commercial HETLIOZ®	30%	Commercialization of HETLIOZ® for Non-24 in the U.S. & Germany
Commercial Fanapt®	15%	Commercialization of Fanapt® for Schizophrenia in the U.S.
ROW and Intellectual Property	5%	Execute on E.U. commercial plan for new markets and support activities to enhance global IP portfolio and exclusivity of HETLIOZ® and Fanapt®
R&D and Commercial Support	35%
Clinical and commercial activities in support to Tradipitant (25%)
Advance HETLIOZ® via life cycle management, R&D and commercial activities (5%)
Clinical and Research activities in support of Fanapt® and early stage programs including VQW-051, VTR-297 and CFTR (5%)

Human Resources	10%	Further develop and execute an H.R. plan including key hires and retention of talent
Other	5%
Further develop core competencies towards the successful implementation of a long term growth plan for the Company
Evaluate external opportunities
Communicate goals and progress to relevant stakeholders

In February 2019, when it undertook its review of our executive compensation arrangements, our Compensation Committee determined to leave the cash incentive award target (as a percentage of salary) for each of our named executive officers unchanged from 2018. Our Compensation Committee has determined that our executive compensation program generally targets the executive team’s cash incentive award target to the 50th percentile of similarly situated named executive officers at our peer group companies.
For purposes of measuring the levels of achievement for the 2018 goals, the quantitative objectives, consisting of commercial activities for each of HETLIOZ® and Fanapt®, which accounted for 45% of the total weighting, were measured using minimum revenue thresholds, maximum revenue thresholds and a midpoint target. The determination of achievement for these quantitative commercial objectives was based on a pre-defined formula resulting in an overall achievement level of 109%.
The qualitative objectives, consisting of R&D and commercial activities, human resource activities and other goals, which accounted for 55% of the total weighting, were measured using a number of different criteria, including clinical study metrics, regulatory filing timelines, expansion of our patent portfolio and securing key hires among others, resulting in an overall achievement level of 139%. The combined measurement of achievement versus the 2019 corporate goals resulted in an overall award level equal to 125% of target for each of our Named Executive Officers.
In February 2019, based on the Company’s 2018 performance and the accomplishments of the Company and our named executive officers during the year, our Compensation Committee awarded our named executive officers the following incentive cash awards:

Named Executive Officer	2018 Base Salary	2018 Target Award %	2018 Target Award Amount	2018 Actual Award Amount	Percentage of Target Actually Awarded
Mihael H. Polymeropoulos, M.D.	$700,000	80%	$560,000	$700,000	125%
James P. Kelly	$479,000	50%	$239,500	$299,375	125%
Gian Piero Reverberi (1)	$495,321	45%	$222,894	$278,618	125%
Timothy Williams (2)	$375,000	40%	$57,534	$71,918	125%
Gunther Birznieks	$375,000	40%	$150,000	$187,500	125%

(1)
Mr. Reverberi’s employment agreement is denominated in Swiss francs. For the purposes of this disclosure, amounts shown have been converted to United States dollars based on a conversion rate of one Swiss franc to 1.01500 United States dollars, the exchange rate on December 31, 2018.

(2)	Mr. Williams joined the Company in August 2018. The 2018 Target Award Amount and 2018 Actual Award above reflects approximately 40% of Mr. Williams’ pro rata base salary from his start date.
Equity Incentive Compensation
Our Compensation Committee believes that equity compensation awards help align the interests of our named executive officers with those of our stockholders because the value of the equity awards to the recipient increases only with the appreciation of the price of our common stock. The authority to make equity grants to named executive officers rests with our Compensation Committee, although our Compensation Committee does consider the peer group data provided by Willis Towers Watson and the recommendations of our Chief Executive Officer (other than for himself).
Our Compensation Committee has determined that our executive compensation program generally targets the executive team’s equity incentive compensation to the 50th percentile of similarly situated named executive officers at our peer group companies. This reflects a change from 2017 when the 66th percentile was used for this purpose and completes the planned migration from the 75th percentile to the 50th percentile previously disclosed. We grant time-based stock options and RSUs to reward long-term performance. These equity awards are intended to provide significant incentive value for each named executive officer if the Company’s performance is outstanding and the named executive officer remains with the Company, and align named executive officer pay with long-term stockholder interests.
Generally, we have granted a stock option and/or awarded RSUs to our named executive officers upon commencement of their employment with the Company. The size of these initial equity grants are negotiated in connection with the named executive officer’s employment agreement and generally vest over a four year period. The intent of the initial grants is to create a meaningful opportunity to acquire a proprietary interest in the Company and to align the named executive officer’s interest with the long-term interests of our stockholders.
At least annually, typically in February, our Compensation Committee considers additional awards of stock options and RSUs for our named executive officers with a new vesting schedule. We believe that the resulting overlapping vesting schedules from awards made in prior years, helps ensure a meaningful incentive to remain in our employ and to enhance stockholder value over time.
In February 2019, in connection with its annual compensation review for the year ending December 31, 2018 and for purposes of setting 2018 executive compensation in the context of 2018 performance, our Compensation Committee reviewed the peer group and market data presented by Willis Towers Watson and granted options and awarded RSUs subject to service-based vesting criteria to our named executive officers as set forth in the table below. Our Compensation Committee determined to make awards to named executive officers based on the compensation policy targeting the 50th percentile for the value of annual equity grants made to similarly situated executives at our peer groups our 2019 Peer Group companies. As such, the following equity grants were made:

	Granted in February 2019 (for 2018 Compensation)
Named Executive Officer	Number of Shares Underlying Option Grant	Number of Shares Underlying RSU Awards
Mihael H. Polymeropoulos, M.D.	140,000	60,000
James P. Kelly	70,000	30,000
Gian Piero Reverberi	70,000	30,000
Timothy Williams	70,000	30,000
Gunther Birznieks	70,000	30,000
Severance and Change-in-Control Benefits
Each of our named executive officers has a provision in his employment agreement with the Company that provide for certain severance benefits in the event of termination without cause, as well as a provision in his employment agreement or plan-based equity award agreements that provides for the acceleration of certain of his then unvested options and RSUs in the event of termination without cause following a change-in-control of the Company. In addition, Dr. Polymeropoulos is entitled to certain tax benefits upon a change-in-control of the Company pursuant to a tax indemnity agreement he entered into with the Company in 2007 and amended in 2010. These severance and acceleration provisions are described in the “Employment Agreements” section below, and certain estimates of these severance and change-in-control benefits are provided in “Estimated Payments and Benefits Upon Termination” below. No material changes were made to these severance benefits in 2018.
Other Benefits
Our named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance and our 401(k) plan, in each case on the same basis as our other employees. We provide matching contributions of up to 50% of the first 6% of each employee’s eligible contributions to the 401(k) plan. There were no material benefits or perquisites provided to any named executive officer in 2018 other than pension contributions and allowance for travel expenses for Mr. Reverberi, and parking expenses for the named executive officers.
Tax and Accounting Considerations
Section 162(m) of the Code generally provides that publicly held companies may not deduct compensation paid to certain of their top executive officers to the extent that such compensation exceeds $1 million per officer in any year. As the result of amendments to the Code, the exemption from the deduction limit under Section 162(m) of the Code for “performance-based compensation” has been repealed, such that compensation paid to our “covered employees” in excess of $1.0 million will not be deductible unless it qualifies for transition relief applicable to certain “grandfathered” arrangements in place as of November 2, 2017. We intend to continue to monitor and review related guidance from the Internal Revenue Service as it becomes available. In determining the form and amount of compensation for our named executive officers, the Compensation Committee may continue to consider all elements of the cost of such compensation. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee may also look at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the compensation is not deductible by us for tax purposes.
In April 2010, our stockholders approved our 2006 Equity Incentive Plan, as amended, that permitted us to satisfy the performance-based requirements under Section 162(m) with respect to the grant of stock options. In June 2017, our stockholders approved the Amended and Restated 2016 Equity Incentive Plan that permitted us to satisfy the performance-based requirements under Section 162(m) with respect to the grant of stock options granted on or prior to November 2, 2017. In

June 2018, our stockholders approved an increase in the number of shares of our common stock available for grant to service providers.
Anti-hedging / Anti-pledging Policy
In 2019, our Board of Directors adopted a comprehensive anti-hedging / anti-pledging policy that applies to all our employees and Directors. This policy generally prohibits any employee, officer or director from engaging in short sales, transactions involving puts, calls and other derivative securities, and hedging transactions, placing standing or limit orders (other than pursuant to certain written trading plans), holding securities in margin accounts and pledging securities subject to limited exceptions.
Clawback Policy
In April 2016, in advance of any such requirement in the Dodd-Frank Wall Street Reform and Consumer Protection Act, our compensation committee adopted a formal clawback policy, which will apply in the event we are required to prepare an accounting restatement as the result of fraud or misconduct after the adoption of the clawback policy. This policy requires us to use reasonable efforts to recover from our named executive officers who receive equity-based incentive compensation during the three-year period preceding the date on which we are required to prepare an accounting restatement based on fraud or misconduct, the excess of what would have been paid to such named executive officer under the accounting restatement. This policy is applicable to equity-based incentive compensation awarded on or after the date of adoption of this policy.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the following members of the Compensation Committee:
Vincent J. Milano (Chairman)
H. Thomas Watkins
Michael F. Cola
The material in this Compensation Committee Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Vanda under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
2018 Summary Compensation Table
The following table summarizes the compensation that we paid to our Chief Executive Officer, our Chief Financial Officer, our Chief Commercial Officer, our Senior Vice President and General Counsel and our Senior Vice President, Business Development for the years ended December 31, 2018, 2017 and 2016. We refer to these executive officers in this Proxy Statement as our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Mihael H. Polymeropoulos, M.D. President and Chief Executive Officer	2018	700,000	1,237,200	1,610,154	700,000	37,322	4,284,676
	2017	675,000	1,131,000	1,456,406	502,200	32,789	3,797,395
	2016	618,000	2,900,000	2,156,000	1,483,200	28,257	7,185,457
James P. Kelly Executive Vice President, Chief Financial Officer and Treasurer	2018	479,000	618,600	805,077	299,375	36,778	2,238,830
	2017	465,000	754,000	832,232	216,225	31,282	2,298,739
	2016	390,000	1,015,000	548,800	202,800	32,429	2,189,029
Gian Piero Reverberi (5)(6) Senior Vice President, Chief Commercial Officer	2018	495,321	618,600	805,077	278,618	78,265	2,275,881
	2017	486,553	565,500	728,203	203,622	81,595	2,065,473
	2016	472,182	435,000	548,800	212,482	66,030	1,734,494
Timothy Williams (7) Senior Vice President, General Counsel and Secretary	2018	144,886	1,262,100	1,891,971	71,918	55,658	3,426,533
Gunther Birznieks (8) Senior Vice President, Business Development	2018	375,000	618,600	805,077	187,500	16,803	2,002,980
	2017	325,000	565,500	728,203	195,000	14,992	1,828,695

(1)	The salary amount represents the salary earned from January 1 through December 31 of the applicable year.

(2)
Reflects the aggregate grant date fair value of stock awards and option awards granted with respect to the applicable year calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 2 and Note 12 to our audited consolidated financial statements included in the Annual Report. Our named executive officers will not realize the estimated value of these awards until these awards are vested and sold. The grants of stock awards and option awards reported for 2018 include grants that occurred in February 2019 as they relate to compensation for the year ended December 31, 2018. The equity awards included in the table above for Mr. Williams also include awards granted to him in connection with the commencement of his employment in 2018.

(3)	Represents amounts that were earned and accrued under our cash incentive bonus program for the year ended December 31, 2018 that were paid in February 2019.

(4)
Includes contributions made by the Company to match named executive officers’ respective 401(k) elective plan contributions and amounts paid by the Company for group health and term life insurance premiums and parking expenses.

(5)
Mr. Reverberi’s employment agreement is denominated in Swiss francs. For the purposes of this disclosure, amounts shown for 2016 and 2017 have been converted to United States dollars based on a conversion rate of one Swiss franc to

1.0265 United States dollars, the exchange rate at December 31, 2017 and amounts shown for 2018 have been converted to United States dollars based on a conversion rate of one Swiss franc to 1.0150 United States dollars, the exchange rate at December 31, 2018.

(6)
Includes pension contributions of $40,349 and allowance for travel expenses of $36,342 paid by the Company for Mr. Reverberi. For the purposes of this disclosure, amounts shown for 2018 have been converted to United States dollars based on a conversion rate of one Swiss franc to 1.0150 United States dollars, the exchange rate at December 31, 2018.

(7)
Mr. Williams joined the Company in August 2018. Mr. Williams' compensation includes a signing bonus of $40,000, which is subject to repayment by Mr. Williams in the event he is terminated for cause or voluntarily resigns from the Company within two years of his start date.

(8)	Mr. Birzniek’s position as Senior Vice President, Business Development commenced on March 23, 2017.
2018 Grants of Plan-Based Awards
The following table sets forth each plan-based award granted to the Company’s named executive officers for the year ended December 31, 2018. The grants of stock awards and option awards reported for 2018 include grants that occurred in February 2019 as they relate to compensation for the year ended December 31, 2018.

	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)				All Other Stock Awards: Number of Shares of Stock or Units (#)(4)(5)	All Other Option Awards: Number of Securities Underlying Options (#)(6)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Named Executive Officer	Grant Date	Threshold ($)(2)	Target ($)	Maximum ($)(3)
Mihael H. Polymeropoulos, M.D.	2/27/2019	—	560,000	840,000	60,000			1,237,200
	2/27/2019					140,000	$20.62	1,610,154
James P. Kelly	2/27/2019	—	239,500	359,250	30,000			618,600
	2/27/2019					70,000	$20.62	805,077
Gian Piero Reverberi (8)	2/27/2019	—	222,894	334,341	30,000			618,600
	2/27/2019					70,000	$20.62	805,077
Timothy Williams (9)	8/13/2018	—	57,534	86,301	30,000			643,500
	8/13/2018					90,000	$21.45	1,086,894
	2/27/2019				30,000			618,600
	2/27/2019					70,000	$20.62	805,077
Gunther Birznieks	2/27/2019	—	150,000	225,000	30,000			618,600
	2/27/2019					70,000	$20.62	805,077

(1)	Represents target cash bonuses under our 2018 cash incentive bonus program.

(2)	No threshold amount is included because the plan does not provide for a minimum non-zero payout amount.

(3)	Our Compensation Committee may exceed the target percentiles for certain of our named executive officers based on extraordinary company performance in any given year.

(4)
Service-based RSU granted on February 27, 2019 vests with respect to 25% of the shares on March 1, 2020, 25% of the shares on March 1, 2021, 25% of the shares on March 1, 2022 and 25% of the shares on March 1, 2023.

(5)
Service-based RSU granted on August 13, 2018 vests with respect to 25% of the shares on August 13, 2019, 25% of the shares on August 13, 2020, 25% of the shares on August 13, 2021 and 25% of the shares on August 13, 2022.

(6)
Option vests with respect to 25% of the underlying shares when the named executive officer completes 12 months of continuous service following the date of grant, with the balance vesting in equal monthly installments over the next 36 months of continuous service thereafter.

(7)
Represents the fair value of each stock option grant or RSU as of the date it was granted in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 2 and Note 12 to our audited consolidated financial statements included in the Annual Report. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards.

(8)
Mr. Reverberi’s employment agreement is denominated in Swiss francs. For the purposes of this disclosure, estimated future payment amounts shown have been converted to United States dollars based on a conversion rate of one Swiss franc to 1.01500 United States dollars, the exchange rate at December 31, 2018.

(9)
Mr. Williams joined the Company in August 2018. The equity awards included in the table above for Mr. Williams also include awards granted to him in connection with the commencement of his employment in 2018.

All options and RSUs listed above may be subject to acceleration upon the occurrence of certain events per the terms of the named executive officer’s employment agreement as described under “Employment Agreements” below.
Outstanding Equity Awards at 2018 Year-End
The following table sets forth information regarding each unexercised option and unvested RSUs held by each of our named executive officers as of December 31, 2018.

		Option Awards					Stock awards
Named Executive Officer	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Mihael H. Polymeropoulos, M.D.	5/22/2009	250,000	—		12.55	5/21/2019
	12/17/2009	175,000	—		10.65	12/16/2019
	12/16/2010	150,000	—		8.75	12/15/2020
	12/6/2011	150,000	—		4.88	12/5/2021
	12/7/2012	150,000	—		3.12	12/6/2022
	12/2/2013	150,000	—		11.59	12/1/2023
	12/4/2014	150,000	—		12.27	12/3/2024
	2/12/2016	123,958	51,042	(2)	7.94	2/11/2026
	3/1/2017	120,312	154,688	(2)	14.50	2/28/2027
	2/28/2018	29,166	110,834	(2)	18.85	2/27/2028
	12/4/2014						12,500	(4)	326,625
	2/12/2016						37,500	(5)	979,875
	3/1/2017						75,000	(6)	1,959,750
	2/28/2018						60,000	(8)	1,567,800
James P. Kelly	12/13/2010	150,000	—		8.27	12/12/2020
	12/6/2011	56,250	—		4.88	12/5/2021
	12/7/2012	56,250	—		3.12	12/6/2022
	12/2/2013	60,000	—		11.59	12/1/2023
	12/4/2014	60,000	—		12.27	12/3/2024
	2/12/2016	49,583	20,417	(2)	7.94	2/11/2026
	3/1/2017	30,625	39,375	(2)	14.50	2/28/2027
	2/28/2018	16,666	63,334	(2)	18.85	2/27/2028
	12/4/2014						5,000	(4)	130,650
	2/12/2016						15,000	(5)	391,950
	3/1/2017						52,500	(7)	1,371,825
	2/28/2018						40,000	(8)	1,045,200
Gian Piero Reverberi	9/8/2015	121,873	28,127	(3)	12.68	9/7/2025
	2/12/2016	49,583	20,417	(2)	7.94	2/11/2026
	3/1/2017	30,625	39,375	(2)	14.50	2/28/2027
	2/28/2018	14,583	55,417	(2)	18.85	2/27/2028
	9/8/2015						25,000	(5)	653,250
	2/12/2016						15,000	(5)	391,950
	3/1/2017						22,500	(7)	587,925
	2/28/2018						30,000	(8)	783,900

		Option Awards					Stock awards
Named Executive Officer	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Timothy Williams (9)	8/13/2018	—	90,000	(3)	21.45	8/12/2028
	8/13/2018						30,000	(10)	783,900
Gunther Birznieks	12/7/2012	1,250	—		3.12	12/6/2022
	12/2/2013	14,063	—		11.59	12/1/2023
	12/4/2014	33,750	—		12.27	12/3/2024
	2/12/2016	40,833	20,417	(2)	7.94	2/11/2026
	3/1/2017	30,625	39,375	(2)	14.50	2/28/2027
	2/28/2018	14,583	55,417	(2)	18.85	2/27/2028
	12/4/2014						5,000	(4)	130,650
	2/12/2016						15,000	(5)	391,950
	3/1/2017						52,500	(7)	1,371,825
	2/28/2018						30,000	(8)	783,900

(1)	Based on a per share price of $26.13, which was the closing price per share of our common stock on the last trading day of the 2018 fiscal year (December 31, 2018).

(2)	Option shares vest with respect to 1/48th of the total number of shares granted for each month of continuous service completed by the named executive officer following the date of grant.

(3)
Option vests with respect to 25% of the underlying shares when the named executive officer completes 12 months of continuous service following the date of grant, with the balance vesting in equal monthly installments over the next 36 months of continuous service thereafter.

(4)
Service-based RSU that will vest with respect to 25% of the shares on January 1, 2016, 25% of the shares on January 1, 2017, 25% of the shares on January 1, 2018 and 25% of the shares on January 1, 2019.

(5)
Service-based RSU that will vest with respect to 25% of the shares on January 1, 2017, 25% of the shares on January 1, 2018, 25% of the shares on January 1, 2019 and 25% of the shares on January 1, 2020.

(6)	Service-based RSU that will vest with respect to 125,000 of the shares on March 1, 2018 and 75,000 of the shares on March 1, 2019.

(7)	Service-based RSU that will vest with respect to 25% of the shares on March 1, 2018, 25% of the shares on March 1, 2019, 25% of the shares on March 1, 2020 and 25% of the shares on March 1, 2021.

(8)
Service-based RSU that will vest with respect to 25% of the shares on February 28, 2019, 25% of the shares on February 28, 2020, 25% of the shares on February 28, 2021 and 25% of the shares on February 28, 2022.

(9)	Mr. Williams joined the Company in August 2018.

(10)
Service-based RSU that will vest with respect to 25% of the shares on August 13, 2019, 25% of the shares on August 13, 2020, 25% of the shares on August 13, 2021 and 25% of the shares on August 13, 2022.

All options and RSUs listed above may be subject to acceleration upon the occurrence of certain events per the terms of the named executive officer’s employment agreement as described under “Employment Agreements” below.
On February 27, 2019, we granted service-based RSUs to Dr. Polymeropoulos in the amount of 60,000 and Messrs. Kelly, Reverberi, Williams and Birznieks in the amount of 30,000 shares each. Each of the grants to Dr. Polymeropoulos and Messrs. Kelly, Reverberi, Williams and Birznieks will vest with respect to 25% of the shares on March 1, 2020, 25% of the shares on March 1, 2021, 25% of the shares on March 1, 2022 and 25% of the shares on March 1, 2023. Additionally, on February 27, 2019, we granted options to purchase shares of our common stock to Dr. Polymeropoulos in the amount of 140,000 shares, and Messrs. Kelly, Reverberi, Williams and Birznieks in the amount of 70,000 shares each. Each of these option grants will vest with respect to 25% of the shares subject to such option when the named executive officer completes 12 months of continuous service following the date of grant, with the balance vesting in equal monthly installments over the next 36 months thereafter while the executive officer provides continuous services to us. Although these grants are not listed in the table above as of December 31, 2018, they relate to compensation for the year ended December 31, 2018.

2018 Option Exercises and Stock Vested
The following table shows the number of shares acquired upon option exercise and stock award vesting for each named executive officer during the year ended December 31, 2018. These amounts do not represent the actual amounts realized by the named executive officer for these awards.

Named Executive Officer	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise of Options (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mihael H. Polymeropoulos, M.D.	250,000	2,383,950	168,750	3,002,500
James P. Kelly	—	—	35,000	593,250
Gian Piero Reverberi	—	—	27,500	444,250
Gunther Birznieks	—	—	33,750	574,250

(1)
The shares underlying RSUs held by the named executive officers vested on January 1, 2018 and March 1, 2018. The value realized on vesting is based on the closing price per share of our common stock on the vesting date. These amounts do not represent the actual amounts realized by the named executive officer for these awards.

Employment Agreements
We entered into offer letters or employment agreements with each of our named executive officers: Mihael H. Polymeropoulos, M.D., our President and Chief Executive Officer; James P. Kelly, our Executive Vice President, Chief Financial Officer and Treasurer; Gian Piero Reverberi, our Senior Vice President, Chief Commercial Officer; Timothy Williams, our Senior Vice President, General Counsel and Secretary; and Gunther Birznieks, our Senior Vice President, Business Development.
Mihael H. Polymeropoulos, M.D. We entered into an employment agreement with Dr. Polymeropoulos in February 2005, which was subsequently amended on December 16, 2008 and December 16, 2010, which provides for an annual base salary of not less than $362,250 and the possibility of an annual target cash incentive bonus amount equal to 40% of his annual base salary upon achievement of certain performance goals (Dr. Polymeropoulos’ current base salary for 2019 is $721,000 and his target bonus amount is 80% of his annual base salary). If we terminate Dr. Polymeropoulos’ employment for any reason other than cause or permanent disability, or, (other than for item (4) below), Dr. Polymeropoulos terminates his employment within six months after the occurrence of any event constituting Good Reason, Dr. Polymeropoulos will receive the following severance benefits following termination: (1) base salary for a period of 12 months; (2) a bonus, payable in a lump sum, in an amount equal to the greater of his most recent annual target bonus or the average annual target bonus awarded to him for the prior three years; (3) payment of his monthly COBRA health insurance premiums for up to 12 months; and (4) an additional three months of service credit under all options held by him and all such options shall be exercisable for the lesser of (i) of six months following his termination or (ii) the remaining option term. In addition, pursuant to the terms of his option and RSU award agreements, if Dr. Polymeropoulos is terminated without cause, or he terminates his employment for Good Reason, within 24 months following a change in control of the Company, he will become vested in all of his then unvested options and RSUs. In addition to the benefits provided in his employment agreement, option agreements and RSU awards, the Company entered into a tax indemnity agreement with Dr. Polymeropoulos in November of 2007 that provides certain benefits to him in the event of a change in control of the Company, as described below in “Severance and Change in Control Arrangements.”
James P. Kelly. We entered into an employment agreement with Mr. Kelly in December 2010, which provides for an annual base salary of not less than $285,000 and the possibility of an annual target cash incentive bonus amount equal to 40% of his annual base salary upon achievement of certain performance criteria. (Mr. Kelly’s current base salary for 2019 is $493,370 and his target bonus amount is 50% of his base salary). If we terminate Mr. Kelly’s employment for any reason other than cause or permanent disability, or, (other than for item (4) below), if he terminates his employment within six months after the occurrence of any event constituting Good Reason, Mr. Kelly will receive the following severance benefits following termination: (1) base salary for a period of 12 months; (2) his annual target bonus, payable in a lump sum; (3) payment of his monthly COBRA health insurance premiums for up to 12 months; and (4) an additional three months of service credit under all options held by him and all such options shall be exercisable for the lesser of (i) six months following his termination or (ii) the remaining option term. In addition, pursuant to the terms of his option and RSU award agreements, if Mr. Kelly is terminated without cause or if he terminates his employment for Good Reason, within 24 months following a change in control of the Company, he will become vested in all of his then unvested options and RSUs.

Gian Piero Reverberi. We, through our wholly-owned subsidiary, Vanda Pharmaceuticals LLC, a Switzerland limited liability company, entered into an employment agreement with Mr. Reverberi in September 2015, which provides for an annual base salary of $472,182 and the possibility of an annual target cash incentive bonus amount equal to 45% of his annual base salary upon achievement of certain performance criteria (Mr. Reverberi’s current base salary for 2019 is $510,180 and his target bonus amount is 45% of his base salary). If we terminate Mr. Reverberi’s employment for any reason other than cause or permanent disability, or, if he terminates his employment within six months after the occurrence of any event constituting Good Reason, Mr. Reverberi will receive the following severance benefits following termination: (1) base salary for a period of 12 months; (2) his annual target bonus, payable in a lump sum; and (3) an additional three months of service credit under all options held by him and all such options shall be exercisable for the lesser of (i) six months following his termination or (ii) the remaining option term . In addition, pursuant to the terms of his option and RSU award agreements, if Mr. Reverberi is terminated without cause or if he terminates his employment for Good Reason, within 24 months following a change in control of the Company, he will become vested in all of his then unvested options and RSUs. Mr. Reverberi’s employment agreement is denominated in Swiss francs. For the purposes of this disclosure, the annual base salary provided in Mr. Reverberi's employment agreement has been converted to United States dollars based on a conversion rate of one Swiss franc to 1.0265 United States dollars, the exchange rate at December 31, 2017. Mr. Reverberi's current base salary for 2019 has been converted to United States dollars based on a conversion rate of one Swiss franc to 1.0150 United States dollars, the exchange rate at December 31, 2018.
Timothy Williams. We entered into an employment agreement with Mr. Williams in August 2018, which provides for an annual base salary of not less than $375,000 and the possibility of an annual target cash incentive bonus amount equal to 40% of his annual base salary upon achievement of certain performance criteria (Mr. Williams’ current base salary for 2019 is $386,250 and his target bonus amount is 40% of his base salary). If we terminate Mr. Williams’s employment for any reason other than cause or permanent disability, or, if he terminates his employment within six months after the occurrence of any event constituting Good Reason, Mr. Williams will receive the following severance benefits following termination: (1) base salary for a period of 12 months; (2) his annual target bonus, payable in a lump sum; and (3) an additional three months of service credit under all options held by him and all such options shall be exercisable for the lesser of (i) six months following his termination or (ii) the remaining option term . In addition, pursuant to the terms of his option and RSU award agreements, if Mr. Williams is terminated without cause or if he terminates his employment for Good Reason, within 24 months following a change in control of the Company, he will become vested in all of his then unvested options and RSUs.
Gunther Birznieks. We entered into an amended and restated employment agreement with Mr. Birznieks in April 2018, which provides for an annual base salary of not less than $375,000 and the possibility of an annual target cash incentive bonus amount equal to 40% of his annual base salary upon achievement of certain performance criteria (Mr. Birznieks’s current base salary for 2019 is $386,250 and his target bonus amount is 40% of his base salary). If we terminate Mr. Birznieks’s employment for any reason other than cause or permanent disability, or, if he terminates his employment within six months after the occurrence of any event constituting Good Reason, Mr. Birznieks will receive the following severance benefits following termination: (1) base salary for a period of 12 months; (2) his annual target bonus, payable in a lump sum; and (3) an additional three months of service credit under all options held by him and all such options shall be exercisable for the lesser of (i) six months following his termination or (ii) the remaining option term . In addition, pursuant to the terms of his option and RSU award agreements, if Mr. Birznieks is terminated without cause or if he terminates his employment for Good Reason, within 24 months following a change in control of the Company, he will become vested in all of his then unvested options and RSUs.
And with respect to the employment agreement between the Company and each of our named executive officers, “Cause” means: (i) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) a material breach of any agreement between the named executive officer and the Company; (iii) a material failure to comply with the Company’s written policies or rules; (iv) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (v) gross negligence or willful misconduct which causes material harm to the Company; (vi) a continued failure to perform assigned duties after receiving written notification of such failure from the Board; or (vii) a failure by the named executive officer to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Dr. Polymeropoulos’ cooperation. Dr. Polymeropoulos’ employment agreement does not contain clause (vii).
In the employment agreements for Messrs. Kelly, Reverberi, Williams and Birznieks “Good Reason” means: (i) a change in the named executive officer’s position with the Company that materially reduces his level of authority or responsibility, (ii) a material reduction in his base compensation or (iii) receipt of notice that his principal workplace will be relocated by more than 30 miles (this clause (iii) is not contained in Mr. Reverberi’s agreement). In the employment agreement for Dr. Polymeropoulos, “Good Reason” shall mean any of the following events: (i) Dr. Polymeropoulos’ receipt of notice that his principal workplace will be relocated more than 30 miles; (ii) a reduction in Dr. Polymeropoulos’ base salary by more than 10%, unless pursuant to a Company-wide reduction affecting all employees proportionately; or (iii) a change in Dr. Polymeropoulos’ position with the Company that materially reduces his level of authority or responsibility (including without limitation failure to nominate him as a directory of the Company). In the employment agreement for Mr. Birznieks, “Good Reason” means: (i) receipt of notice that his principal workplace will be relocated by more than 30 miles or (ii) a reduction in the Employee’s Base Compensation by more than 10%, unless pursuant to a Company-wide reduction affecting all employees proportionately. A condition shall not be considered “Good Reason” unless the applicable named executive officer gives the Company written notice of such condition within 90 days after such condition comes into existence and the Company fails to remedy such condition within 30 days after receiving such named executive officer’s written notice.
Severance and Change in Control Arrangements
See “Employment Agreements” and “Compensation Discussion and Analysis - Severance and Change in Control Benefits” above for a description of the severance and change in control arrangements for our named executive officers. Dr. Polymeropoulos and Messrs. Kelly, Reverberi, Williams and Birznieks will only be eligible to receive severance payments if each named executive officer signs a general release of claims in favor of the Company.
Our Compensation Committee, as plan administrator of our equity incentive plans, has the authority to provide for accelerated vesting of the shares of common stock subject to outstanding options held by our named executive officers and any other person in connection with certain changes in control of the Company.
In Dr. Polymeropoulos’ employment agreement, a change in control is defined as (1) the consummation of a merger or consolidation of the Company with or into another entity, if persons who were not stockholders of the Company immediately prior to such merger or consolidation own immediately after such merger or consolidation 50% or more of the voting power of the outstanding securities of each of (a) the continuing or surviving entity and (b) any direct or indirect parent corporation of such continuing or surviving entity; or (2) the sale, transfer or other disposition of all or substantially all of the Company’s assets. With respect to each of Messrs. Kelly’s, Reverberi’s, Williams’ and Birznieks' employment agreement, change in control also includes: (i) a change in the composition of our Board, as a result of which fewer than 50% of the incumbent directors are directors who either: (A) had been directors of the Company on the date 24 months prior to the date of such change in the composition of the Board (the “Original Directors”); or (B) were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (1) the Original Directors who were in office at the time of their appointment or nomination and (2) the directors whose appointment or nomination was previously approved in a manner consistent with (B); and (ii) any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. A transaction shall not constitute a change in control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
In addition, the Company is a party to a tax indemnity agreement with Dr. Polymeropoulos. Under this tax indemnity agreement, the Company or its successor will reimburse Dr. Polymeropoulos for any excise tax that he is required to pay under Section 4999 of the Code of 1986, as amended, as well as the income and excise taxes imposed on the reimbursement. Section 4999 imposes a 20% excise tax on payments and distributions that are made or accelerated (or the vesting of which is accelerated) as a result of a change in control of the Company. The excise tax applies only if the aggregate value of those payments and distributions equals or exceeds 300% of Dr. Polymeropoulos’ average annual compensation from the Company for the five immediately completed calendar years prior to the change in control. If the excise tax applies, it is on the excess of the aggregate value of the payments and distributions over 100% of Dr. Polymeropoulos’ average annual compensation for the five immediately completed calendar years prior to the change in control. Such payments and distributions consist of the continuation of salary, incentive bonus and health insurance coverage for varying periods of time and accelerated vesting of stock options to varying degrees.

Estimated Payments and Benefits Upon Termination
The following table describes the potential payments and benefits upon employment termination for each of our named executive officers, as if the named executive officer’s employment terminated as of December 31, 2018.

Name and Principal Position	Executive benefits and payments upon termination	Voluntary resignation not for good reason		Voluntary resignation for good reason		Termination by company not for cause		Termination by company for cause		Voluntary resignation for good reason or termination by company not for cause in connection with or following change in control
Mihael H. Polymeropoulos, M.D., President and Chief Executive Officer	Compensation:
	Base salary	$—		$700,000	(2)	$700,000	(2)	$—		$700,000	(2)
	Highest target cash incentive bonus awarded	—		793,800	(3)	793,800	(3)	—		793,800	(3)
	Stock options and RSUs unvested and accelerated	—		—		462,544	(4)	—		8,368,397	(5)
	Benefits and perquisites:
	Health care	—		26,576	(6)	26,576	(6)	—		26,576	(6)
	Accrued vacation pay	13,462	(7)	13,462	(7)	13,462	(7)	13,462	(7)	13,462	(7)
	Tax indemnity payment (1)	—		—		—		—		—
	Total:	$13,462		$1,533,838		$1,996,382		$13,462		$9,902,235
James P. Kelly, Executive Vice President, Chief Financial Officer and Treasurer	Compensation:
	Base salary	$—		$479,000	(2)	$479,000	(2)	$—		$479,000	(2)
	Target cash incentive bonus	—		239,500	(8)	239,500	(8)	—		239,500	(8)
	Stock options and RSUs unvested and accelerated	—		—		166,863	(4)	—		4,230,013	(5)
	Benefits and perquisites:
	Health care	—		26,576	(6)	26,576	(6)	—		26,576	(6)
	Accrued vacation pay	9,212	(7)	9,212	(7)	9,212	(7)	9,212	(7)	9,212	(7)
	Total:	$9,212		$754,288		$921,151		$9,212		$4,984,301
Gian Piero Reverberi, Senior Vice President, Chief Commercial Officer	Compensation:
	Base salary	$—		$495,321	(2)	$495,321	(2)	$—		$495,321	(2)
	Target cash incentive bonus	—		222,894	(8)	222,894	(8)	—		222,894	(8)
	Stock options and RSUs unvested and accelerated	—		—		288,406	(4)	—		4,028,085	(5)
	Benefits and perquisites:
	Accrued vacation pay	26,519	(7)	26,519	(7)	26,519	(7)	26,519	(7)	26,519	(7)
	Total:	$26,519		$744,734		$1,033,140		$26,519		$4,772,819
Timothy Williams, Senior Vice President, General Counsel and Secretary (10)	Compensation:
	Base salary	$—		$375,000	(2)	$375,000	(2)	$—		$375,000	(2)
	Target cash incentive bonus	—		150,000	(8)	150,000	(8)	—		150,000	(8)
	Stock options and RSUs unvested and accelerated	—		—		26,325	(4)	—		1,205,100	(5)
	Benefits and perquisites:
	Accrued vacation pay	3,909	(7)	3,909	(7)	3,909	(7)	3,909	(7)	3,909	(7)
	Total:	$3,909		$528,909		$555,234		$3,909		$1,734,009
Gunther Birznieks, Senior Vice President, Business Development	Compensation:
	Base salary	$—		$375,000	(2)	$375,000	(2)	$—		$375,000	(2)
	Target cash incentive bonus	$—		$150,000	(8)	$150,000	(8)	$—		$150,000	(8)
	Stock options and RSUs unvested and accelerated	$—		$—		$162,313	(4)	$—		$3,911,077	(5)
	Benefits and perquisites:
	Accrued vacation pay	$7,212	(7)	$7,212	(7)	$7,212	(7)	$7,212	(7)	$7,212	(7)
	Total:	$7,212		$532,212		$694,525		$7,212		$4,443,289

(1)
Dr. Polymeropoulos is eligible to receive benefits payable in connection with the tax indemnity agreement described above in “Severance and Change in Control Arrangements” which was approved by our Compensation Committee on March 16, 2007. Based on the amounts reported above as of December 31, 2018, representing the potential payments and benefits upon employment termination for Dr. Polymeropoulos as if the named executive officer’s employment terminated as of December 31, 2018, there would be no federal excise tax and there would be no tax indemnity payment.

(2)	Last monthly base salary prior to the termination for a period of 12 months following the date of the termination.

(3)	Greater of the most recent target cash incentive bonus awarded prior to termination or the average of the prior three years cash incentive bonuses.

(4)
In the event that the named executive officer’s employment is terminated by the Company for any reason other than cause or permanent disability, the vested portion of the named executive officer’s options is determined by adding three months to the named executive officer’s service.

(5)
Full acceleration for all options and RSUs will occur in the event of an involuntary termination following a change of control. For purposes of the table above, settlement of the RSUs is assumed to have occurred on December 31, 2018.

(6)	Payment of the COBRA health insurance premiums up to 12 months or until the named executive officer begins employment with another company that offers comparable benefits.

(7)	Based on accrued but unused vacation days available to the named executive officer at December 31, 2018.

(8)	Represents the named executive officer’s target cash bonus in effect as of December 31, 2018.

(9)
Mr. Reverberi’s employment agreement is denominated in Swiss francs. For the purposes of this disclosure, amounts shown have been converted to United States dollars based on a conversion rate of one Swiss franc to 1.0150 United States dollars, the exchange rate at December 31, 2018.

(10)	Mr. Williams joined the Company in August 2018.
Pay Ratio Disclosure
As required by the Dodd-Frank Act and applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mihael H. Polymeropoulos, M.D., our Chief Executive Officer:
For our fiscal year ended December 31, 2018:

•	The median of the annual total compensation of all employees (other than our CEO) was $164,397; and

•	The annual total compensation of our CEO, as reported in the 2018 Summary Compensation Table included elsewhere in this Proxy Statement, was $4,284,676.
Based on this information the ratio of the annual total compensation of Dr. Polymeropoulos to the median of the annual total compensation of our employees was 26.1.
The above ratio is appropriately viewed as an estimate. To identify the median of the annual compensation of our employees, we reviewed the current base salary and the bonus and long term incentive compensation targets of our U.S. employees as of December 31, 2018. Non-U.S. employees were not included. Once we identified our “median employee,” using the methodology described above, we determined that employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for purposes of calculating the required pay ratio.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Our Board recognizes the interests our investors have in the compensation of our named executive officers. In recognition of that interest and as required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.
As described in detail in our Compensation Discussion and Analysis, our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success and will drive the creation of stockholder value. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals and corporate goals. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2018 compensation of our named executive officers.
The Compensation Committee of our Board continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. As described in detail in our Compensation Discussion and Analysis our compensation programs are designed to motivate our named executive officers to create a successful company. We believe that our compensation program, with its balance of short-term incentives (including cash bonus awards and performance conditions for certain equity awards) and long-term incentives (including equity awards that vest over up to four years) reward sustained performance that is aligned with long-term stockholder interests.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Stockholders are encouraged to read the “Compensation Discussion and Analysis,” the accompanying compensation tables, and the narrative disclosure. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders advise that they approve, in a non-binding vote, the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, related compensation tables, and the accompanying narrative disclosure set forth in the Proxy Statement relating to the Company’s 2019 Annual Meeting of Stockholders.”
In order for Proposal 3 to be approved, holders of a majority of all those outstanding shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting must vote “FOR” Proposal 3. Abstentions and broker non-votes will not be counted either “FOR” or “AGAINST” the proposal and will have no effect on the proposal. Because Proposal 3 is a non-routine matter, broker non-votes are expected to exist in connection with this matter.
As an advisory vote, the result will not be binding on our Board or Compensation Committee. Our Board and our Compensation Committee value the opinions of our stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.
THE BOARD UNANIMOUSLY RECOMMENDS A “FOR” VOTE IN FAVOR OF PROPOSAL 3, THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements with directors and named executive officers described elsewhere in this Proxy Statement, the following is a description of transactions since January 1, 2018, in which we have been a participant, in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, named executive officers, beneficial holders of more than 5% of our capital stock or entities affiliated with them, had or will have a direct or indirect material interest.
All of the transactions set forth below were approved by a majority of our Board, including a majority of the independent and disinterested members of our Board. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates are approved by the Audit Committee and a majority of the members of our Board, including a majority of the independent and disinterested members of our Board, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or officer.
In addition, the Company is a party to a tax indemnity agreement with Dr. Polymeropoulos. Under this tax indemnity agreement, the Company or its successor will reimburse Dr. Polymeropoulos for any excise tax that he is required to pay under Section 4999 of the Code of 1986, as amended, as well as the income and excise taxes imposed on the reimbursement. Section 4999 imposes a 20% excise tax on payments and distributions that are made or accelerated (or the vesting of which is accelerated) as a result of a change in control of the Company. The excise tax applies only if the aggregate value of those payments and distributions equals or exceeds 300% of Dr. Polymeropoulos’ average annual compensation from the Company for the last five completed calendar years. If the tax applies, it attaches to the excess of the aggregate value of the payments and distributions over 100% of Dr. Polymeropoulos’ average annual compensation. In the Company’s case, the payments and distributions consist of the continuation of salary, incentive bonus and health insurance coverage for varying periods of time and accelerated vesting of stock options and RSUs to varying degrees. For information on Dr. Polymeropoulos’ tax indemnity agreement in the event of termination of his employment as of December 31, 2018, see “Compensation of Executive Officers - Estimated Payments and Benefits Upon Termination.”
Stock Option and Restricted Stock Unit Awards
For information regarding stock options, stock awards and RSUs granted to our named executive officers and directors, see “Corporate Governance — 2018 Director Compensation” and “Compensation of Executive Officers — Equity Compensation.”
Other Related Party Transactions
On September 29, 2014, Katerina Polymeropoulos, the daughter of our Chief Executive Officer, Mihael Polymeropoulos, M.D., commenced employment with the Company as Health Educator. She was promoted to Marketing Coordinator with an annual salary effective March 1, 2018 of $80,340 and a target bonus of 7.5% of her annual salary. Her salary increased to $82,750 effective March 1, 2019. Katerina Polymeropoulos received an RSU grant covering 3,375 shares of common stock in March 2017 relating to 2016 performance. In February 2018, Katerina Polymeropoulos received an RSU grant covering 3,375 shares of common stock relating to 2017 performance. In February 2019, she received an RSU grant covering 3,375 shares of common stock relating to 2018 performance. The shares subject to the options and the RSUs include vesting provisions consistent with those offered to other employees. Such compensation is consistent with the compensation offered to the Company’s other employees upon the commencement of employment.
On October 6, 2014, Christos Polymeropoulos, M.D., the son of our Chief Executive Officer, Mihael Polymeropoulos, M.D., commenced employment with the Company as a Medical Director. Christos Polymeropoulos, M.D. was promoted to Pharmacovigilance Medical Director and Program Lead with an annual salary effective March 1, 2018 of $210,000 and a target bonus of 20% of his annual salary. He was promoted to Senior Director, Pharmacovigilance with an annual salary effective March 1, 2019 of $240,000 and a target bonus of 25% of his annual salary. In connection with the commencement of his employment, he received (i) a grant of options to purchase 16,500 shares of the Company’s common stock, with an exercise price of $9.59 per share, the closing price per share of the Company’s common stock on The Nasdaq Global Market on the date he commenced employment and (ii) an RSU grant covering 6,500 shares of common stock. In March 2017, he received an RSU grant covering 8,438 shares of common stock relating to 2016 performance. In February 2018, he received an RSU grant covering 8,438 shares of common stock relating to 2017 performance. In February 2019, he received an RSU grant covering 15,000 shares of common stock relating to 2018 performance. The shares subject to the options and the RSUs include vesting provisions consistent with those offered to other employees. Such compensation is consistent with the compensation offered to the Company’s other employees upon the commencement of employment.
On February 12, 2018, Vasilios Polymeropoulos, M.D., the son of our Chief Executive Officer, Mihael Polymeropoulos, M.D., commenced employment with the Company as a Director of Medical Analytics. His annual salary for 2018 was $145,000 and he had a target bonus of 17.5% of his annual salary. His salary increased to $151,396 effective March 1, 2019. In connection with the commencement of his employment, he received an RSU grant covering 4,000 shares of common stock. In February 2019, he received an RSU grant covering 7,444 shares of common stock relating to 2018 performance. The shares subject to the RSUs include vesting provisions consistent with those offered to other employees. Such compensation is consistent with the compensation offered to the Company’s other employees upon the commencement of employment.

NO INCORPORATION BY REFERENCE
In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Report of the Compensation Committee” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “soliciting material.” In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.
OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
It is important that your proxies be returned promptly and that your shares are represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage pre-paid envelope or vote your shares before the Annual Meeting by telephone or over the internet so your shares will be represented at the Annual Meeting.
The form of proxy and this Proxy Statement have been approved by the Board and are being mailed and delivered to stockholders by its authority.
CONTACT FOR QUESTIONS AND ASSISTANCE WITH VOTING
If you have any questions or require any assistance with voting your shares, please contact:
Investor Relations
Vanda Pharmaceuticals Inc.
2200 Pennsylvania Avenue
Suite 300E, Washington, D.C. 20037
or
Call (202) 734-3400
If you need additional copies of this Proxy Statement or voting materials, you should contact Investor Relations as described above.
The Board of Vanda Pharmaceuticals Inc.
Washington, D.C.
April 25, 2019

Vanda Pharmaceuticals Inc.
2200 Pennsylvania Ave. NW,
Suite 300E
Washington, D.C. 20037

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Michael F. Cola   02 H. Thomas Watkins

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000420671_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

VANDA PHARMACEUTICALS INC.
Annual Meeting of Stockholders
June 13, 2019 9:00 AM ET

This Proxy is solicited on behalf of the Board of Directors
for the Annual Meeting of Stockholders to be held on June 13, 2019

The undersigned appoints Michael H. Polymeropoulos, M.D. and Timothy Williams or any of them as shall be in attendance at the 2019 Annual Meeting of Stockholders, as proxy or proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Vanda Pharmaceuticals Inc. (the "Company"), to be held on June 13, 2019, at 9:00 AM, local time, at The Washington Marriott Georgetown, 1221 22nd St. NW, Washington, DC 20037, and at any adjournments or postponements of the Annual Meeting, and to vote on behalf of the undersigned as specified in this Proxy all the Common Stock of the Company that the undersigned would be entitled to vote if personally present, upon the matters referred to on the reverse side hereof, and, in their sole discretion, upon any other business as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such Annual Meeting. The votes entitled to be cast by the undersigned will be cast as instructed.

If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast "FOR" each of the Board of Directors' nominees for director in Proposal 1, "FOR" Proposal 2, AND "FOR" Proposal 3, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holders on any other matter that may properly come before the Annual Meeting and any adjournment or postponement thereof.

0000420671_2 R1.0.1.18

Continued and to be signed on reverse side